UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1/A
Amendment #2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SUNVALLEY SOLAR, INC.
(Exact name of Registrant as specified in its charter)

Nevada	1600	20-8415633
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

398 Lemon Creek Dr., Suite A Walnut, CA 91789
(Address of principal executive offices)

Registrant's telephone number, including area code: (909) 598-0618
Val-U-Corp Services, Inc. 1802 North Carson St., Ste. 108 Carson City, NV 89701
(Name and address of agent for service of process)

Telephone number of agent for service of process: (775) 887-8853

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|__|

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer |__|                                                                           Accelerated filer |__|

Non-accelerated filer |__|                                                                Smaller reporting company |X|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED(2)	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (3)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (4)	AMOUNT OF REGISTRATION FEE(1)
Common Stock	106,666,663	$0.01395	$1,488,000	$172.76

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.
(2)	Representing shares of the Company to be offered through an equity financing arrangement and shares to be sold by the Selling Shareholder.
(3)	Based on Rule 457 under the Securities Act
(4)

This amount is equal to approximately one-third of the current publicly traded common stock of the Company, and is less than the maximum aggregate value of common stock which may be drawn from the Underwriter by the registrant pursuant to the terms and conditions of a Drawdown Equity Financing Agreement between the Underwriter and the registrant.

In the event that the market price of our common stock decreases in value, the offering price per share will, pursuant to the terms of a Drawdown Equity Financing Agreement between the Underwriter and the registrant, be correspondingly decreased resulting in a lower aggregate offering price than the figure listed.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
Cane Clark LLP
Attn: Joe Laxague
3273 East Warm Springs Rd.
Las Vegas, NV 89120
Phone: (702) 312-6255
Fax: (702) 944-7100

PROSPECTUS
SUNVALLEY SOLAR, INC.
106,666,663 SHARES OF COMMON STOCK
PUBLIC OFFERING
___________________

SUBJECT TO COMPLETION, Dated June 2, 2011

This prospectus relates to the resale of up to 106,666,663 shares of the common stock of Sunvalley Solar, inc., a Nevada corporation, by Auctus Private Equity Fund, LLC, a Massachusetts limited liability company (“ Auctus ” or “Selling Shareholder”), a selling shareholder pursuant to Drawdown Notice under a Drawdown Equity Financing Agreement (the “Drawdown Equity Financing Agreement ” or “DEFA” that we have entered into with Auctus. The Drawdown Equity Financing Agreement permits us to sell shares of our common stock to Auctus enabling us to drawdown up to $10,000,000 million from Auctus. The registration statement covers the offer and possible sale of approximately $1,488,000 in common stock based on our January 20, 2011 closing market price of $0.015 per share before the discount offered to Auctus. In the event that the market price of our common stock decreases in value, the offering price per share will, pursuant to the terms of a Drawdown Equity Financing Agreement between the Underwriter and the registrant, be correspondingly decreased resulting in a lower aggregate offering price than $1,488,000. We will not receive any proceeds from the sale of these shares of common stock offered by Auctus. However, we will receive proceeds from the sale of securities pursuant to each Drawdown Notice we send to Auctus. We will bear all costs associated with this registration.

Auctus is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”) in connection with the resale of our common stock under the Equity Line of Credit. Auctus will pay us 93% of the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our election to put shares pursuant to the Drawdown Equity Financing Agreement.

Our shares of common stock are traded on the Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol "SSOL.OB." On April 12, 2011, the closing sale price of our common stock was $0.012 per share.

The purchase of the securities offered through this prospectus involves a high degree of risk.  See section of this Prospectus entitled "Risk Factors" on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus Is: June 2, 2011

Page
Summary	5
Risk Factors	8
Risks Related To Our Financial Condition and Business Model	8
Because we have a limited operating history related to our current growth strategy, we are subject to the risks of failure associated with any new business venture.	8
If we do not obtain significant additional financing, we will be unable to implement our business expansion plans may be unable to continue as a going concern.	8
Because our auditor has raised substantial doubt about our ability to continue as a going concern, our business has a high risk of failure.	8
If the prices of traditional sources of energy decline significantly, our sales could decline and the financial results of our business operations would be harmed.	8
If we are unable to maintain access to a stable supply of certain raw materials, our sales and revenue growth may face significant constraints.	9
Because demand for solar energy is driven in part by governmental incentives, a significant reduction in government subsidies and economic incentives for solar power could cause our sales to decline.	9
If we are unable to respond to changing technologies and issues presented by new technologies, our business will be harmed.	9
Because we are currently dependent on the Southern California market, we must expand to other markets in order to increase our sales and diversify our revenue base.	9
Because we are dependent on a limited number of suppliers, our business, financial condition, and operating results will be harmed if our supply orders are delayed.	10
If we do not retain our key personnel and attract and retain other highly skilled employees, our business may suffer.	10
If we are subject to significant unexpected warranty expenses or service claims, our ability to generate net profits will be harmed.	10
Because the solar energy system installation market is highly competitive and has low barriers to entry, we may face the loss of market share or reduced margins.	11
If interest rates increase, it may become difficult for customers to finance the cost of solar energy systems and could reduce demand for our services and products.	11
If our products contain defects, our reputation could be harmed and our results of operations adversely affected.	11
Risks Related To Legal Uncertainty	11
If we incur material product liability claims, our costs could increase and our reputation, sales and operating income could be adversely affected.	11
If we are unable to protect our intellectual property rights, our ability to compete successfully could be significantly harmed.	11
Because our employees and technicians work in the homes and business of our customers, we may be subject to liability claims based on their actions.	12
Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.	12

Risks Related To This Offering	12
If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.	12
Because our common stock is currently deemed a low-priced “Penny” stock, it may be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affecting the price of our stock.	13
Because the market may respond to our business operations and that of our competitors, our stock price will likely be volatile.	13
If the Selling Shareholder sells a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	13
If and when we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.	14
Because we may not have access to the full amount under the equity line, our ability to access capital required for the full implementation of our business plan may be hindered.	14
If the market price of our common stock declines, we may be unable to receive the full $1,488,000 in funding being sought under this Prospectus.	14
Because Auctus will pay less than the prevailing market price per share, our shareholders face a risk that the value of their common stock will be diluted.	14
If the market price for our common stock declines, we will be required to issue an increasing number of shares in order to access the funding available under the equity line, resulting in substantial additional dilution to existing shareholders.	15
Forward-Looking Statements	15
Use of Proceeds	15
Determination of Offering Price	16
Dilution	16
Selling Shareholders	17
Plan of Distribution	18
Description of Securities	19
Interest of Named Experts and Counsel	22
Description of Business	22
Description of Property	34
Legal Proceedings	34
Market for Common Equity and Related Stockholder Matters	34
Financial Statements	36
Management Discussion and Analysis of Financial Condition and Results of Operations	37
Changes in and Disagreements with Accountants	42
Directors and Executive Officers	43
Executive Compensation	46
Security Ownership of Certain Beneficial Owners and Management	49
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	50
Certain Relationships and Related Transactions	50
Available Information	50
Dealer Prospectus Delivery Obligation	50
Other Expenses of Issuance and Distribution	51
Indemnification of Directors and Officers	51
Recent Sales of Unregistered Securities	52
Table of Exhibits	53
Undertakings	53
Signatures	54

Summary

Sunvalley Solar, Inc.

We are a California-based solar power technology and system integration company founded in January of 2007. We are focused on developing our expertise and proprietary technology to install residential, commercial and governmental solar power systems. We offer turnkey solar system solutions for owners, builders and architecture firms that include designing, building, operating, monitoring and maintaining solar power systems. Our customers range from small private residences to large commercial solar power users. We have the necessary licenses and expertise to design and install large scale solar power systems. We hold a C-46 Solar License from CBCL (California Board of Contractor License). Some of the large scale commercial solar power systems that we have designed and installed include large office buildings, manufacturing facilities and warehouses. Our proprietary technologies in solar installation provide our customers with a high quality, low cost and flexible solar power system solutions.

We are working to develop as an end-to-end solar energy solution provider by providing system solution, post-sale service, customer technical support, solar system design and field installation. Our address is 398 Lemon Creek Dr., Suite A, Walnut, CA 91789. Our phone number is (909) 598-0618.

Our auditors have issued a going concern opinion and have raised substantial doubt about our ability to continue as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets.  This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

The proceeds of our transaction with Auctus, as detailed below, will be used to fund the development and expansion of our business plan.  In order to move forward with our complete business development plan as set forth in this Prospectus, we will require additional financing in the approximate amount of $4,500,000, to be allocated as follows:

Initiate OEM Manufacturing	$2,000,000
R &D Commercialization Costs	$500,000
Expansion of Installation Business (3 new branches)	$1,500,000
Additional working capital and general corporate	$500,000
Total capital needs	$4,500,000

We intend to execute the business expansion plans described herein over the course of the next 2-3 years. In order for us to do so, however, we will require additional financing, including the financing available under our transaction with Auctus.

Our Transaction With Auctus

This prospectus relates to the resale of up to 106,666,663 shares of our common stock by Auctus.  Auctus will obtain our common stock pursuant to a Drawdown Equity Financing Agreement (“DEFA”), dated December 31, 2010, entered into by Auctus and Sunvalley Solar, Inc. We have paid Auctus a non-refundable origination fee in the amount of $15,000 cash. Auctus’ obligations under the equity line agreement are not transferrable.

In connection with the DEFA, we have agreed to issue and sell to Auctus, and Auctus has committed to purchase from us, up to $10,000,000 worth of our common stock (“Shares”), par value $0.001 per share over a three year period. At the date of filing, we may not obtain the full $10,000,000 in funding as our average trading price is too low. The DEFA specifies that $10,000,000 is the total amount of available funding in the DEFA. Currently, we anticipate that our total capital needs for our planned business development and expansion are approximately $4.5 million. The DEFA recites $10,000,000 because this is the maximum amount of funding that Auctus is prepared to offer our company. The $10,000,000 is not a reflection of our total capital needs at this time, and we currently do not anticipate accessing the entire available equity line. There is no assurance that the market price of our common stock will increase substantially in the near future. The number of commons shares that remains issuable is lower than the number of common shares we may need to issue in order to have access to the full amount under the DEFA. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increases substantially. Based on our stock price as of January 20, 2011, the registration statement covers the offer and possible sale of only approximately $1,488,000 worth of our shares at current discounted market price of $0.01395 or approximately 93% of $0.015 (our market price at January 20, 2011.) There are no fees or commissions payable in connection with any future sale of common stock to Auctus. We paid a one-time, non-refundable origination fee of $15,000 to Auctus in connection with the DEFA. We are authorized to issue 1,500,000,000 shares of common stock and have 803,068,420 shares issued and outstanding as of January 24, 2011. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the DEFA. In order to access the entire $10,000,000 in available equity funding at a price of $0.01395 per share, would need to issue a total of 716,845,878 shares, which would constitute a total of approximately 47.26% of our issued and outstanding common stock when issued. This figure would, however, exceed the total number of authorized common shares issuable under our Articles of Incorporation. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increase substantially. The 106,666,663 shares being offered in this Prospectus would, upon issuance, constitute approximately 11.76% of our issued and outstanding common stock.

The maximum amount that we shall be entitled to request from each advance (“Advance”) shall be equal to, at the Company’s election, either (i) $500,000 or (ii) 200% of the average daily volume (U.S. market only) of the common stock based on the ten (10) trading days preceding the Drawdown Notice Date (as defined in the DEFA), whichever is larger. The purchase price of the common stock shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the pricing period. The pricing period shall be the five (5) consecutive trading days immediately after the Drawdown Notice Date.

A total of 106,666, 663 shares are being offered under this Prospectus. At a price of $0.01395, a sale of all of these shares to Auctus would represent total proceeds to us of $1,488.000. Our actual sale prices to Auctus, however, will be determined by reference to the trading price of our common stock in the market, with Auctus receiving a discount from the market trading price as indicated above. Because market prices of our common stock are subject to constant fluctuations, the actual amount to be received by us upon sale of the 106,666,663 shares being offered could vary substantially from the listed offering amount of $1,488,000. If our stock price were to decrease, the total proceeds available to us upon sale of the shares being offered under this Prospectus could correspondingly decrease substantially.

The table below illustrates a range of proceeds which may be received by us upon sale of the 106,666.663 shares being offered, assuming a range of different market prices for our common stock:

Market price	$.005	$0.01	$0.015	$0.02
Price to Auctus	$0.00465	$0.0093	$0.01395	$0.0186
Proceeds upon sale of all 106,666,663 shares to Auctus	$496,000	$992,000	$1,488,000	$1,984,000

 In addition to decreasing the proceeds available to us upon sale of the shares being offered under this Prospectus, a decline in our stock trading price would also substantially increase the total amount of shares that we would be required to issue in order to access the entire $10,000,000 available under the equity line.

The table below illustrates a range of the total shares that would need to be issued in order for us to access the entire $10,000,000 equity line, assuming a range of different market prices for our common stock:

Market price	$.005	$0.01	$0.015	$0.02
Price to Auctus	$0.00465	$0.0093	$0.01395	$0.0186
Total shares issuable to receive $10,000,000	2,150,537,634	1,075,268,817	716,845,878	537,634,409

During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share.  The purchase price per share of common stock will be based on the lowest closing bid prices of our common stock during the five trading days immediately following the drawdown date, less a discount of 7%.  There shall be a minimum of five (5) Trading Days between each Drawdown Notice Date.  Under the DEFA, Auctus shall immediately cease selling any shares within a Drawdown Notice if the price falls below a fixed-price floor provided by the Company or seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the “Floor”). Under the DEFA, the floor price restriction applies during the five day trading period following our issuance of a draw-down notice. Notwithstanding, we may, in our sole and absolute discretion, waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price. In the event that we do not waive its right with respect to the Floor, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price. If we do waive the floor price it could cause the share price to fall substantially. The floor price restriction only applies to the five day trading period then the transaction is closed. In the event that we chose to waive the Floor Price restriction, this action could cause the market value of our common stock to decrease, resulting in a larger number of shares issuable pursuant to the drawdown request to increase.

In addition, there is an ownership limit of 4.99% under the DEFA. This means that the number of shares issuable to Auctus pursuant to any equity advance under the DEFA may not cause the aggregate amount of our common stock owned by Auctus to exceed 4.99% of our total issued and outstanding common stock. As discussed above, the number of shares that must be issued in order to receive a given amount of funding under the equity line will increase if the market price of our common stock declines. If the average trading in our common stock is too low, it is possible that we may not be permitted to draw the full amount of proceeds of the drawdown of $500,000, which may not provide adequate funding for our planned operations.

On the Advance Date, we shall deliver to Auctus the number of shares of the Common Stock registered in the name of Auctus as specified in the Drawdown Notice. In addition, we must deliver the other required documents, instruments and writings required. If we have not paid the fees, expenses, and disbursements of Auctus in accordance with the DEFA, Section 12.4, the amount of such fees, expenses, and disbursements may be deducted by Auctus directly out of the proceeds of the Advance with no reduction in the amount of shares of our Common Stock to be delivered on the Advance Date. We have certain obligations upon closing that must be met:

•	The shares delivered to Auctus must be done so through a Deposit/Withdrawal at Custodian (DWAC) from a Deposit Trust Company and shares must have proof that they are free of restrictive legends.

•	Our Registration Statement with respect to the resale of the shares of Common Stock delivered in connection with the Advance shall have been declared effective.

•	We shall have obtained all material permits and qualifications required by any applicable state for the offer and sale of the Registrable Securities..

•	We shall have filed with the SEC in a timely manner all reports, notices and other documents required.

•	All fees set forth in Section 12.4 of the DEFA shall have been paid or withheld.

•	Our transfer agent is DWAC eligible.

We believe that we will be able to meet all of the above obligations mandated in Section 2.3 of the DEFA (mentioned above). We are aware that if we fail to perform our obligations and we fail to deliver to Auctus on the Advance Date the shares of Common Stock corresponding to the applicable Advance, Auctus shall suffer financial hardship and therefore we acknowledge that we will be liable for any and all losses, commission, fees, interest, legal fees or any other financial hardships caused to the Investor. Fees and penalties for such losses (liquidated damages) to Auctus shall be paid by the Company in accordance with the following schedule:

Payments for Each Number of Days Overdue	For each $10,000 Worth of Common Stock

1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1000
Over 10	$1000 + $200 for each Business Day beyond the tenth day

Summary Of The Offering

Securities Being Offered	Up to 106,666,663 shares of our common stock.

Securities Issued and to be Issued	803,068,420 shares of our common stock are issued and outstanding as of the date of this prospectus. 909,735,083 shares will be issued and outstanding after completion of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the shares of common stock offered by Auctus. However, we will receive proceeds from Auctus under the DEFA. See “Use of Proceeds”.

Summary Financial Information
Balance Sheet Data	Three Months Ended March 31, 2011 (unaudited)	Fiscal Year Ended December 31, 2009 (derived from audited financial information)	Fiscal Year Ended December 31, 2010 (derived from audited financial information)
Cash	$429,054	$309,453	$546,164
Total Assets	$3,114,096	$4,090,291	$3,186,456
Liabilities	$3,251,124	$3,796,595	$3,068,599
Total Stockholder’s Equity (Deficit)	$(137,028)	$293,696	$117,857

Statement of Operations
Revenue	$797,810	$4,413,033	$4,634,140
Net Income (Loss) for Reporting Period	$(202,504)	$(587,859)	$(375,839)

Risk Factors

You should consider each of the following risk factors, in evaluating our business and prospects. If any of the following risks actually occur, our business and financial results or prospects could be harmed. In that case, the value of the Common Stock could decline.

Risks Related to Our Financial Condition and Business Model

Because we have a limited operating history related to our current growth strategy, we are subject to the risks of failure associated with any new business venture.

We have a relatively limited operating history on which potential investors can assess our performance and prospects and we have derived substantially all of our revenues to date from our existing solar power installation and integration business. We have only recently developed our strategy of expanding our installation business beyond the Southern California market, initiating the OEM manufacture of new solar panels based on our R&D, and proposing roof-top power plant projects. Potential investors should therefore be aware that we face the substantial risk of failure associated with any new business strategy as a result of problems encountered in connection with their commencement of new operations. These include, but are not limited to, the entry of new competition, unknown or unexpected additional costs, and expenses that may exceed estimates.

If we do not obtain significant additional financing, we will be unable to implement our business expansion plans may be unable to continue as a going concern.

In order to move forward with our business expansion and development plan, we will require additional financing in the approximate amount of $4,500,000.  In addition, our sales from existing operations may be insufficient to cover the costs of our current operations.  Our ability to expand our operations as planned and our ability to continue as going concern will therefore be dependent upon our ability to obtain additional financing. We currently do not have any firm arrangements for financing and we may not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible.  If we are unable to obtain the necessary capital to pursue our strategic plan, we may have to reduce or eliminate the planned future growth of our operations and we may experience difficulty in sustaining ongoing operations.

Because our auditor has raised substantial doubt about our ability to continue as a going concern, our business has a high risk of failure.

The audit report of Sadler, Gibb & Associates, LLC includes a going concern opinion and raises substantial doubt as to our ability to continue as a going concern. When an auditor issues a going concern opinion, the auditor has substantial doubt that the company will continue to operate indefinitely and not go out of business and liquidate its assets. This is a significant risk to investors who purchase shares of our common stock because there is an increased risk that we may not be able to generate and/or raise enough resources to remain operational for an indefinite period of time.

The long term success of our business operations will depend upon our ability to achieve profitable operations on a consistent basis through sales of our solar energy products and services. In order to fund our working capital needs and business expansion plans, we are seeking additional financing. There can be no assurance that such additional financing will be available to us on acceptable terms or at all. It is not possible at this time for us to predict with assurance the outcome of these matters. If we are not able to successfully complete the development of our business plan and attain sustainable profitable operations, then our business will fail.

If the prices of traditional sources of energy decline significantly, our sales could decline and the financial results of our business operations would be harmed.

Prices of energy (including traditional sources of energy such as oil, gas, or electricity) or alternative energy may decline. The solar industry as a whole can also be significantly affected by fluctuations in energy prices and supply and demand of alternative energy fuels, energy conservation, the success of exploration projects and tax and other government regulations and policies. If sufficient demand for solar power products does not develop or takes long periods of time to develop, the revenues of solar power companies may not experience growth to permit the ongoing expansion of such businesses. In the event that prices of energy from traditional sources undergo a significant and sustained decline, our sales and results of operations will be harmed.

If we are unable to maintain access to a stable supply of certain raw materials, our sales and revenue growth may face significant constraints.

The solar energy industry has experienced an industry-wide shortage of polysilicon, which may place constraints on the revenue growth of solar energy companies and decrease such companies’ productivity. In addition, solar energy companies may not be able to secure an adequate and cost-effective supply of solar wafers, cells or reclaimable silicon.  If we are unable to sustain our access to a stable supply of these key materials, our sales and revenue growth will be significantly impeded.

Because demand for solar energy is driven in part by governmental incentives, a significant reduction in government subsidies and economic incentives for solar power could cause our sales to decline.

Currently, demand for solar power is driven in part by significant government subsidies and economic incentives.  If subsidies and other incentives for solar power are reduced or eliminated, the demand for solar energy may decline and cause corresponding declines in the revenues and profits of solar energy companies. In addition, existing regulations and policies, and changes to such regulations and policies, may present technical, regulatory and economic barriers to the purchase and use of solar power products, thus reducing demand for such products.

If we are unable to respond to changing technologies and issues presented by new technologies, our business will be harmed.

The solar energy industry is subject to technological change. If we rely on products and technologies that are not attractive to customers, or if we are unable to respond appropriately to changing technologies and changes in product function and quality, we may not be successful in capturing or retaining a significant market share. In addition, any new technologies utilized in our solar energy systems may not perform as expected or as desired, in which event our adoption of such products or technologies may harm our business.

Because we are currently dependent on the Southern California market, we must expand to other markets in order to increase our sales and diversify our revenue base.

We derive all of the revenue from our solar energy integration services from sales in single state, making us dependent on the economics and market conditions of one region. We currently derive all of the revenue from our solar energy integration services from projects in Southern California. The growth of our business will require us to expand our operations in California and to commence operations in other states. Our success may depend in part on our ability to successfully extend our installation business to northern California and other states.

Because we are dependent on a limited number of suppliers, our business, financial condition, and operating results will be harmed if our supply orders are delayed.

We depend upon a limited number of suppliers for the components used in our solar energy systems. We rely on third-party suppliers for components used in our solar energy systems. The failure of our suppliers to supply us with components in a timely manner or on commercially reasonable terms could result in lost orders, delay our project schedules and harm our operating results and business expansion efforts. Our orders with certain of our suppliers may represent a very small portion of their total business. As a result, these suppliers may not give priority to our business, leading to potential delays in or cancellation of our orders. If any of our suppliers were to fail to supply our needs on a timely basis or to cease providing us key components we use, we would be required to secure alternative sources of supply. We may have difficulty securing alternative sources of supply in a timely manner and on commercially reasonable terms. If this were to occur, our business would be harmed.

If we do not retain our key personnel and attract and retain other highly skilled employees, our business may suffer.

If we fail to retain, recruit, and motivate the necessary personnel, our business and our ability to obtain new customers, develop new products, and provide acceptable levels of customer service could suffer. The success of our business is heavily dependent on the leadership and technical expertise of our key management personnel and on our key employees. If any of these persons were to leave our company it could be difficult to replace them, and our business could be harmed.
In addition, the expansion of our business could place a significant strain on our managerial, financial and personnel resources. To reach our goals, we must successfully recruit, train, motivate and retain additional employees, including management and technical personnel, integrate new employees into our overall operations and enhance our financial and accounting systems, controls and reporting systems.

If we are subject to significant unexpected warranty expenses or service claims, our ability to generate net profits will be harmed.

We may be subject to unexpected warranty expenses or service claims that could reduce our profits. As a result of the length of the warranty periods we provide, we bear the risk of warranty claims long after we have completed the installation of a solar energy system. Our current standard warranty for our installation services includes a 10-year warranty period for defects in material and workmanship in California. In addition, most manufacturers of solar PV modules offer a 25-year warranty period for declines in power performance. Although we maintain a warranty reserve for potential warranty or service claims and we have not had material warranty claims in the past, claims in excess of our reserve could adversely affect our operating results. Our failure to predict accurately future warranty claims could result in unexpected volatility in our financial condition.

Because the solar energy system installation market is highly competitive and has low barriers to entry, we may face the loss of market share or reduced margins.

Competition in the solar energy system installation market may increase in the future as a result of low barriers to entry. Increased industry competition could result in reductions in price, margins, and market share and in greater competition for qualified personnel. Our business and operating results would be adversely affected if we are unable to compete effectively.

If interest rates increase, it may become difficult for customers to finance the cost of solar energy systems and could reduce demand for our services and products.

Some of our prospective customers may depend on debt financing, such as home equity loans, to fund the initial capital expenditure required to purchase a solar energy system. Third-party financing sources specifically for solar energy systems are currently limited. The lack of financing sources or an increase in interest rates could make it difficult or more costly for our potential customers to secure the financing necessary to purchase a solar energy system on favorable terms, or at all, thus lowering demand for our services and products and negatively impacting our business.

If our products contain defects, our reputation could be harmed and our results of operations adversely affected.

Some of our products are complex and may contain undetected defects. The occurrence of defects or malfunctions could result in financial losses for our customers and in turn termination of services, cancellation of orders, product returns and diversion of our resources. Any of these occurrences could also result in the loss of or delay in market acceptance of our products and services, cause a loss of sales, and result in harm to our business reputation and the value of our brand.

Risks Related to Legal Uncertainty

If we incur material product liability claims, our costs could increase and our reputation, sales and operating income could be adversely affected.

As a designer of products, we are subject to product liability claims if the use of our products is alleged to have resulted in injury or include inadequate instructions for use or inadequate warnings. A product liability claim against us could result in increased costs, including potentially significant monetary damages, and could adversely affect our reputation with our customers, which in turn could adversely affect our financial performance.

If we are unable to protect our intellectual property rights, our ability to compete successfully could be significantly harmed.

Our ability to compete effectively is dependent upon the proprietary nature of the designs, processes, technologies and materials owned by, used by and/or licensed to us. We may be subject to intellectual property litigation and infringement claims by third parties. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition regardless of the outcome of the litigation.

Because our employees and technicians work in the homes and business of our customers, we may be subject to liability claims based on their actions.

As part of our solar system installation and integration business, our technicians and other employees must perform work in our customers' homes and businesses.  If the actions of these employees give rise to claims of property damages or other claims, we could experience increased costs, including potentially significant monetary damages.

Because our articles of incorporation and bylaws and Nevada law limit the liability of our officers, directors, and others, shareholders may have no recourse for acts performed in good faith.

Under our articles of incorporation, bylaws and Nevada law, each of our officers, directors, employees, attorneys, accountants and agents are not liable to us or the shareholders for any acts they perform in good faith, or for any non-action or failure to act, except for acts of fraud, willful misconduct or gross negligence. Our articles and bylaws provide that we will indemnify each of our officers, directors, employees, attorneys, accountants and agents from any claim, loss, cost, damage liability and expense by reason of any act undertaken or omitted to be undertaken by them, unless the act performed or omitted to be performed constitutes fraud, willful misconduct or gross negligence.

Risks Related To This Offering

If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 12 of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board.  More specifically, the Financial Industry Regulatory Authority (“FINRA”) has enacted Rule 6530, which determines eligibility of issuers quoted on the OTC Bulletin Board by requiring an issuer to be current in its filings with the Commission.  Pursuant to Rule 6530(e), if we file our reports late with the Commission three times our securities will be removed from the OTC Bulletin Board for failure to timely file.  As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Because our common stock is currently deemed a low-priced “Penny” stock, it may be cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affecting the price of our stock.

We are subject to certain provisions of the Securities Exchange act of 1934, commonly referred to as the “penny stock” as defined in Rule 3a51-1.  A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions.  Currently, trading in our stock is subject to additional sales practice requirements of broker-dealers.  These require a broker-dealer to:

▪	Deliver to the customer, and obtain a written receipt for, a disclosure document;

▪	Disclose certain price information about the stock;

▪	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

▪	Send monthly statements to customers with market and price information about the penny stock; and

▪	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock.  Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

Because the market may respond to our business operations and that of our competitors, our stock price will likely be volatile.

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by the FINRA. The OTCBB is a network of security dealers who buy and sell stock. The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information. Our shares are quoted on the OTCBB under the symbol “SSOL.” We anticipate that the market price of our Common Stock will be subject to wide fluctuations in response to several factors, including: our ability to develop projects successfully; increased competition from competitors; and our financial condition and results of our operations.

If the Selling Shareholder sells a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The Selling Shareholder is offering 106,666,663 shares of our common stock through this prospectus. Shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If and when we undertake future offerings of our common stock, purchasers in this offering will experience dilution of their ownership percentage.

Generally, existing shareholders will experience dilution of their ownership percentage in the company if and when additional shares of common stock are offered and sold.  In the future, we will be required to seek additional equity funding in the form of private or public offerings of our common stock.  In the event that we undertake subsequent offerings of common stock, your ownership percentage, voting power as a common shareholder, and earnings per share, if any, will be proportionately diluted.  This may, in turn, result in a substantial decrease in the per-share value of your common stock.

Because we may not have access to the full amount under the equity line, our ability to access capital required for the full implementation of our business plan may be hindered.

On January 20, 2011, the closing price of our common stock was $0.015. There is no assurance that the market price of our common stock will increase substantially in the near future. The entire commitment under the Equity Line of Credit is $10,000,000. Assuming that we will maintain the market price of our common stock at or around $0.015 per share, we will need to issue approximately 716,845,878 shares [($10,000,000/$0.01395 (discounted market price)] of common stock to Auctus in order to have access to the full remaining amount under the Equity Line of Credit. We are authorized to issue 1,500,000,000 shares of common stock and have 803,068,420 (319,999,990 in public float) shares issued and outstanding as of January 20, 2011. The number of common shares that remains issuable is lower than the number of common shares we need to issue in order to have access to the full amount under the Equity Line of Credit. Therefore, we may not have access to the remaining commitment under the equity line unless we amend our Articles of Incorporation to increase the number of authorized common shares and/or the market price of our common stock increases substantially. In addition, based on our stock price as of January 20, 2011, the registration statement covers the offer and possible sale of only approximately $1,488,000 of our shares at current market price of $0.015 and the discounted market price with Auctus of $0.01395 per share.

If the market price of our common stock declines, we may be unable to receive the full $1,488,000 in funding being sought under this Prospectus.

The common stock to be issued to Auctus pursuant to the Drawdown Equity Financing Agreement (“DEFA”) will be purchased at a seven percent (7%) discount to the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our Drawdown Notice. A total of 106,666, 663 shares are being offered under this Prospectus. At a price of $0.01395, a sale of all of these shares to Auctus would represent total proceeds to us of $1,488.000. Our actual sale prices to Auctus, however, will be determined by reference to the trading price of our common stock in the market, with Auctus receiving a discount from the market trading price as indicated above. Because market prices of our common stock are subject to constant fluctuations, the actual amount to be received by us upon sale of the 106,666,663 shares being offered could vary substantially from the listed offering amount of $1,488,000. If our stock price were to decrease, the total proceeds available to us upon sale of all of the shares being offered under this Prospectus could correspondingly decrease substantially.

Because Auctus will pay less than the prevailing market price per share, our shareholders face a risk that the value of their common stock will be diluted.

The common stock to be issued to Auctus pursuant to the Drawdown Equity Financing Agreement (“DEFA”) will be purchased at a seven percent (7%) discount to the lowest closing “best bid” price of the common stock during the five consecutive trading days immediately following the date of our notice to Auctus of our Drawdown Notice. Auctus has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If Auctus sells the shares, the price of our common stock could decrease. If our stock price decreases, Auctus may have a further incentive to sell the shares of our common stock that it holds. These sales may have a further impact on our stock price. A floor provided by the Company or seventy-five (75%) of the average closing bid price of the stock over the preceding ten (10) trading days prior to any Drawdown Notice. The floor price can be waived only by us, but if we do waive the floor price it could cause the share price to fall substantially.

If the market price for our common stock declines, we will be required to issue an increasing number of shares in order to access the funding available under the equity line, resulting in substantial additional dilution to existing shareholders.

In addition to decreasing the proceeds available to us upon sale of the shares being offered under this Prospectus, a decline in our stock trading price would also substantially increase the total amount of shares that we would be required to issue in order to access all or part of the $10,000,000 in total funding available under the equity line. The lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus in order to drawdown on the facility. We may be required to issue a substantial number of additional shares in order to access each additional Advance from Auctus if our market price declines. If our stock price decreases, our existing shareholders would experience greater dilution upon each advance made under the equity line.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties.  We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements.  The actual results could differ materially from our forward-looking statements.  Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholder. However, we will receive proceeds from the sale of our common stock to Auctus pursuant to the Drawdown Equity Financing Agreement.

Assuming a prevailing market price of $0.015 per share (discounted market price with Auctus is $0.01395 per share) as of January 20, 2011, we propose to expend proceeds on the sale of 106,666,663 shares as follows:

	Amount Assuming Maximum Offering	Percent of Maximum
GROSS OFFERING	$1,488,000	100.0%
Offering expenses 1	$8,000	0.5%
Net Proceeds	$1,480,000	99.5.0%
USE OF NET PROCEEDS
OEM panel manufacturing [2]	500,000	33.78%
Working capital [3]	280,000	18.92%
Advanced Solar Technology Development [4]	200, 000	13.51%
Installation Business Expanding [5]	500,000	33.78%
TOTAL APPLICATION OF NET PROCEEDS	$1,480,000	99.50%

1 Offering expenses: A portion of the gross offering proceeds will be used to pay certain expenses related to the offering, including, legal, accounting, and transfer agent fees.

2 OEM Panel Manufacturing: Our planned investment in OEM panel manufacturing will be used 1) to register and certify OEM panels with the Sunvalley brand, and 2) for inventory to be used in marketing promotions of the new panels, marketing costs, and OEM management and other related costs, such as warehouse rental and warehouse equipment, conference, and business travel.

3 Working Capital: To expand our business, we need to increase our employee numbers, field equipment, office space, and related resources. The additional working capital will be used for salary and benefits for additional employees, additional office equipments, other additional operational costs (including traveling, conference, etc) and an expanded marketing and advertising budget.

4 Advanced Solar Technology Development; In order to commercialize our patent-pending advanced technology into PV panel manufacturing,an initial $200,000 is needed. These funds would be used for equipment leasing for design and fabrication trials, purchasing for sample panels and inverters, additional patent applications, conference and publication, manufacturing product line and equipment usage costs, and costs for manufacturer collaboration.

5 Installation Business Expanding: To expand our installation business in California and other states, we are planning to establish new facilities in Northern California, San Diego and Nevada on a step-by-step basis. The cost for each new branch would be approximately $500,000, including salary and benefits for new employees, office, equipment and other facility costs, marketing and advertising in the new location, as well as other operational costs and professional fees (such as acquisition, license, insurance, etc).

A total of 106,666, 663 shares are being offered under this Prospectus. At a price of $0.01395, a sale of all of these shares to Auctus would represent total proceeds to us of $1,488.000. Our actual sale prices to Auctus, however, will be determined by reference to the trading price of our common stock in the market, with Auctus receiving a discount from the market trading price as indicated above. Because market prices of our common stock are subject to constant fluctuations, the actual amount to be received by us upon sale of the 106,666,663 shares being offered could vary substantially from the listed offering amount of $1,488,000. If our stock price were to decrease, the total proceeds available to us upon sale of the shares being offered under this Prospectus could correspondingly decrease substantially.

The table below illustrates a range of proceeds which may be received by us upon sale of the 106,666.663 shares being offered, assuming a range of different market prices for our common stock, and our intended use of proceeds under each alternative scenario:

Market price	$.005	$0.01	$0.015	$0.02
Price to Auctus	$0.00465	$0.0093	$0.01395	$0.0186
Gross Offering Proceeds	$496,000	$992,000	$1,488,000	$1,984,000
Offering expenses [1]	$8,000	$8,000	$8,000	$8,000
Net Proceeds	$488,000	$984,000	$1,480,000	$1,976,000
OEM panel manufacturing[2]	0		$500,000	$500,000
Working capital[3]	$288,000	$284,000	$280,000	$280,000
Advanced Solar Technology Development[4]	$200,000	$200,000	$200, 000	$200,000
Installation Business Expanding[5]	0	$500,000	$500,000	$996,000
TOTAL APPLICATION OF NET PROCEEDS	$488,000	$984,000	1,480,000	$1,976,000

Determination of Offering Price

The offering price, which is reflects 93% the closing market price of our common stock as of January 20, 2011 bears no other relationship to any objective criterion of value. The price does not bear any relationship to the Company’s assets, book value, historical earnings, or net worth. The 7% discount from market price and the pricing period set forth in the DEFA are the result of contractual negotiations with Auctus. It is our belief that these terms are generally reflective of those offered to similarly-sized public companies by the investor.

Dilution

The sale of our common stock to Auctus in accordance with the Drawdown Equity Facility Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline. In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Auctus. If our stock price decreases, then our existing shareholders would experience greater dilution for any given dollar amount raised through the offering.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock. Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock. By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

Dilution represents the difference between the offering price (market price) and the net tangible book value per share immediately after completion of this Offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets (product development costs) from total assets. Dilution arises mainly as a result of our arbitrary determination of the Offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of shares of our common stock held by our existing shareholders.

As of December 31, 2010, the net tangible book value of our shares of common stock was $117,857, or approximately $0.00015 per share based upon 800,068,420 shares then outstanding.  Based on these figures, current shareholders will not experience a dilution in terms of net tangible book value per share as a result of this offering Upon completion of this Offering, if 100% of the shares are sold (106,666,663 shares) at a discounted market price of $0.01395 (93% of $0.015 market price) per share, the net tangible book value of the 909,735,083 shares to be outstanding will be approximately $1,605,857 or approximately $0.00018 per share.  This would represent an increase in net tangible book value to existing shareholders of approximately $0.00003 per share.

Selling Shareholders

We agreed to register for resale shares of common stock of the selling security holder. The selling security holder may from time to time offer and sell any or all of their shares that are registered under this prospectus. The selling security holder and any participating broker-dealers are “underwriters” within the meaning of the Securities Act of 1933, as amended. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the selling security holder in connection with the sale of such shares.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of the date of this prospectus, including:

1.   the number of shares owned by each prior to this offering;
2.   the total number of shares that are to be offered by each;
3.   the total number of shares that will be owned by each upon completion of the offering;
4.   the percentage owned by each upon completion  of the offering; and
5.   the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table.  The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.  The percentages are based on 803,068,420 shares of common stock outstanding on January 20, 2011.

Name of Selling Shareholder	Shares Owned Prior to this Offering(1)	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Auctus Private Equity Fund, LLC(2)	0	106,666,663	0	0

None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; or (2) has ever been one of our officers or directors.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draw downs under the DEFA with Auctus.

(2) Lou Posner is the Director of Auctus Private Equity Fund, LLC and, in that capacity, has the authority to direct voting and investment decisions regarding the securities.

Plan of Distribution

Drawdown Equity Finance Agreement / Registration Rights Agreement

On December 31, 2010, we entered into Drawdown Equity Finance Agreement and Registration Rights Agreement with Auctus Private Equity Fund, LLC in order to establish a possible source of funding for us. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility. Auctus is an “underwriter” within the meaning of the Securities Act in connection with the resale of our common stock under the Equity Line of Credit and is subject to Regulation M.

Auctus may sell some or all of the common stock it owns or may acquire under the DEFA in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock; or
4.	in any combination of these methods of distribution.

Regulation M

During such time as it may be engaged in a distribution of any of the shares we are registering by this registration statement, Auctus is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. We have informed Auctus that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and we have also advised Auctus of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

We may request a drawdown by sending a drawdown notice to Auctus, stating the amount of the advance requested. During the five trading days following a drawdown request, we will calculate the amount of shares we will sell to Auctus and the purchase price per share.  The purchase price per share of common stock will be based on the lowest closing bid prices of our common stock during the five trading days immediately following the drawdown date, less a discount of 7%.   The number of shares of Common Stock that Auctus shall purchase pursuant to each advance shall be determined by dividing the amount of the advance by the purchase price. There shall be a minimum of five (5) Trading Days between each Drawdown Notice Date.

T he purchase price per share of common stock will be set at ninety-three percent (93%) of the lowest closing bid of the common stock during the pricing period. Further, Auctus shall immediately cease selling any shares of our common stock within a drawdown notice if the price of the Company’s common stock falls below a fixed-price floor provided by the Company or 75% of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the drawdown notice date; such floor can be waived only in the sole discretion of the Company. Auctus shall immediately cease selling any shares within a Drawdown Notice if the price falls below a fixed-price floor provided by the Company or seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the “Floor”). Notwithstanding, the Company, in its sole and absolute discretion, may waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price. In the event that the Company does not waive its right with respect to the Floor, Auctus shall immediately cease selling any shares within the Drawdown Notice if the price falls below the Floor Price. If the company does waive the floor price it could cause the share price to fall substantially. Also note, there is an ownership limit of 4.99% (see section 7.2 (g) of the DEFA), and neither the company’s right to waive the floor price and/or the ownership limit of 4.99% can impact the price at which the company can put the shares to the investor. The floor price restriction only applies to the five day trading period then the transaction is closed.

There is no minimum amount we can draw down at any one time. The maximum amount we can draw down at any one time is the larger of $500,000; or 200% of the average daily volume based on the trailing ten days preceding the drawdown notice date.

Upon effectiveness of the Registration Statement, the Company shall deliver Instructions to its transfer agent to issue shares of Common Stock to the Investor free of restrictive legends on or before each advance date.

Pursuant to the Drawdown Agreement, Auctus and its affiliates shall not be issued shares of the Company’s common stock that would result in its beneficial ownership equaling more than 4.99% of the outstanding common stock of the Company.

Per section 3.10 of the DEFA, Auctus will not enter into any short selling or any other hedging activities. Auctus does have the ability to promptly sell shares corresponding to the drawdown notices during the pricing period.

The obligation of Auctus to make an advance to the Company pursuant to the Drawdown Agreement shall terminate permanently in the event that (i) there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty (50) trading days, other than due to the acts of Auctus, during the commitment period, or (ii) the Company shall at any time fail materially to comply with the requirements contained in the Drawdown Agreement and such failure is not cured within thirty (30) days after receipt of written notice from the Investor, provided, however, that the termination provision shall not apply to any period commencing upon the filing of a post-effective amendment to this registration statement and ending upon the date on which such post-effective amendment is declared effective by the SEC.

On December 31, 2010 the Company signed a Registration Rights Agreement with Auctus requiring, among other things, that the Company prepare and file with the SEC Form S-1, or on such other form as is available no later than one hundred and twenty (120) days after signing. In addition, the Company shall use all commercially reasonable efforts to have the Registration Statement(s) declared effective by the SEC within one hundred and twenty (120) calendar days from the date that the Registration Statement is filed with the SEC.

As per the Drawdown Agreement, none of Auctus’s obligation thereunder are non-transferrable and may not be assigned to a third party.

Description of Securities

Our authorized capital stock consists of 1,500,000,000 shares of common stock, $0.001 par value per share. As of June 1 , 2011, there were 803,068,420 shares of our common stock issued and outstanding.

Common Stock

The holders of common stock are entitled to one vote per share. Our certificate of incorporation does not provide for cumulative voting. The holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of legally available funds. However, the current policy of the board of directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of common stock are entitled to share ratably in all assets that are legally available for distribution. The holders of common stock have no preemptive, subscription, redemption or conversion rights.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Dividend Policy

We have never declared or paid any cash dividends on our common stock.  We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

Other than as set forth below, we have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock:

We are currently party to two Convertible Promissory Notes, each in the amount of $100,000, owing to Asher Enterprises, Inc. The first of these $100,000 Notes is due on October 7, 2011 and the second Note is due on or before January 4, 2012. Both Notes bear interest at a rate of 8% per year and are convertible at a conversion price equal to 61% of the Market Price of our common stock on the conversion date.  For purposes of the Notes, “Market Price” is defined as the average of the 3 lowest closing prices for our common stock on the 10 trading days immediately preceding the conversion date.  The number of shares issuable upon conversion of the Notes is limited so that the holder’s total beneficial ownership of our common stock may not exceed 4.99% of the total issued and outstanding shares. This condition may be waived at the option of the holder upon not less than 61 days notice.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our articles of incorporation and bylaws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent

The transfer agent for our common stock is Empire Stock Transfer Co.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Cane Clark LLP, our independent legal counsel, has provided an opinion on the validity of our common stock. Cane Clark LLP’s address is 3273 E. Warm Springs Rd., Las Vegas, NV 89120.

Sadler, Gibb & Associates, LLC have audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in their audit report.  Sadler, Gibb & Associates, LLC has presented their report with respect to our audited financial statements.  The report of Sadler, Gibb & Associates, LLC is included in reliance upon their authority as experts in accounting and auditing.

Description of Business
Principal Place of Business

Our principal offices are located at 398 Lemon Creek Dr., Suite A, Walnut, CA 91789.

Description of Business

We were incorporated as “Western Ridge Minerals, Inc.” on August 16, 2007, in the State of Nevada for the purpose of engaging in mineral exploration. On June 24, 2010, we entered into a Share Exchange Agreement with Sunvalley Solar, Inc. (“Sunvalley”) a California-based solar power technology and system integration company founded in January of 2007. Under the Share Exchange Agreement, we acquired all of the issued and outstanding common stock of Sunvalley.  Following the share exchange with Sunvalley, we changed our name to “Sunvalley Solar, Inc.” As a result of entering into the Exchange Agreement, we abandoned our mineral exploration plans and continued with Sunvalley’s existing business of solar power technology, system design and integration.

We are focused on developing its expertise and proprietary technology to install residential, commercial and governmental solar power systems. We offer turnkey solar system solutions for owners, builders and architecture firms that include designing, building, operating, monitoring and maintaining solar power systems. We develop advanced solar technology and deploy to solar power application. Our customers range from small private residences to large commercial solar power users. We have the necessary licenses and expertise to design and install large scale solar power systems. We hold a C-46 Solar License from CBCL (California Board of Contractor License). Some of the large scale commercial solar power systems that we have designed and installed include large office buildings, manufacturing facilities and warehouses. Our proprietary technologies in solar installation provide our customers with a high quality and flexible solar power system solutions at a competitive cost.

We seek to develop as an end-to-end solar energy solution provider by providing system solution, post-sale service, customer technical support, solar system design and field installation.

In 2007 and 2008, Sunvalley’s revenues came from its solar system design and installation business, including both residential and commercial projects. In 2008, Sunvalley produced $2.63M in revenue from solar system design and installation. Starting in November 2008, Sunvalley expanded its business to include solar equipment distribution. Sunvalley established distribution partnerships with Canadian Solar Inc, CEEG SST, Taiwei Solarfilms and PV Powered Inc., to distribute solar panels, solar inverters and other solar equipments to its clients in the U.S.. In 2009 and 2010, Sunvalley achieved $4.413M and $4.634M in revenues respectively, from its installation and distribution business. Meanwhile, since 2007, the company has spent considerable amount of resources on new solar technology research and development. We have a patent-pending technology that we believe is able to increase the efficiency of a solar panel while barely increasing the cost. Further development of this technology is needed in order to apply it in commercialized mass production of solar panels.

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Glossary of Terminology Used In The Solar Power Industry

The following is a glossary of terms commonly used in the solar power industry in order to describe the functioning of solar power products, related technologies, and technological developments:

Absorber — In a photovoltaic device, the material that readily absorbs photons to generate charge carriers (free electrons or holes).

Alternating Current (AC) — A type of electrical current, the direction of which is reversed at regular intervals or cycles. In the United States, the standard is 120 reversals or 60 cycles per second. Electricity transmission networks use AC because voltage can be controlled with relative ease.

Acceptor — A dopant material, such as boron, which has fewer outer shell electrons than required in an otherwise balanced crystal structure, providing a hole, which can accept a free electron.

Ambient Temperature — The temperature of the surrounding area.

Amorphous Silicon — A thin-film, silicon photovoltaic cell having no crystalline structure. Manufactured by depositing layers of doped silicon on a substrate.

Ampere (amp) — A unit of electrical current or rate of flow of electrons. One volt across one ohm of resistance causes a current flow of one ampere.

Angle of Incidence — The angle that a ray of sun makes with a line perpendicular to the surface. For example, a surface that directly faces the sun has a solar angle of incidence of zero, but if the surface is parallel to the sun (for example, sunrise striking a horizontal rooftop), the angle of incidence is 90°.

Antireflection Coating — A thin coating of a material applied to a solar cell surface that reduces the light reflection and increases light transmission.

Cell efficiency – The percentage of electrical energy that a solar cell produces (under optimal conditions) as compared to the total amount of energy from the sun falling on the cell.

Cell Junction — The area of immediate contact between two layers (positive and negative) of a photovoltaic cell. The junction lies at the center of the cell barrier or depletion zone.

Clean Technology— Renewable energy and energy efficiency technologies plus other technologies that make use of resources more environmentally benign and/or reduce carbon emissions.

Conversion efficiency – The percentage of electricity that is created by a solar cell as compared to the amount of energy needed to generate that electricity.

Converter — A unit that converts a direct current (dc) voltage to another dc voltage.

Crystalline Silicon — A type of photovoltaic cell made from a slice of single-crystal silicon or polycrystalline silicon.

Current – The flow of electricity between two points. Measured in amps.

Direct Current (DC) — A type of electricity transmission and distribution by which electricity flows in one direction through the conductor, usually relatively low voltage and high current. To be used for typical 120 volt or 220 volt household appliances, DC must be converted to alternating current, its opposite.

Distributed Power — Generic term for any power supply located near the point where the power is used. Opposite of central power. See stand-alone systems.

Distributed Systems — Systems that are installed at or near the location where the electricity is used, as opposed to central systems that supply electricity to grids. A residential photovoltaic system is a distributed system.

Donor — In a photovoltaic device, an n-type dopant, such as phosphorus, that puts an additional electron into an energy level very near the conduction band; this electron is easily exited into the conduction band where it increases the electrical conductivity over than of an undoped semiconductor.

Efficiency – The ratio of output energy to input energy.

Electrical grid – A large distribution network that delivers electricity over a wide area.

Electrode — A conductor that is brought in conducting contact with a ground.

Electron — An elementary particle of an atom with a negative electrical charge and a mass of 1/1837 of a proton; electrons surround the positively charged nucleus of an atom and determine the chemical properties of an atom. The movement of electrons in an electrical conductor constitutes an electric current.

Energy — The capability of doing work; different forms of energy can be converted to other forms, but the total amount of energy remains the same.

Frequency — The number of repetitions per unit time of a complete waveform, expressed in Hertz (Hz).

Gigawatt (GW) — A unit of power equal to 1 billion Watts; 1 million kilowatts, or 1,000 megawatts.

Greenhouse effect – When heat from the sun becomes trapped in the Earth's atmosphere due to certain gases.

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Grid – A distribution network, including towers, poles, and wires that a utility uses to deliver electricity.

Grid-connected PV system – A solar system that is tied in to the utility's network. When generating more power than necessary, the system supplies the surplus to the grid. At night, the system draws power from the grid.

Heterojunction — A region of electrical contact between two different materials.

Hole — The vacancy where an electron would normally exist in a solid; behaves like a positively charged particle.

Homojunction — The region between an n-layer and a p-layer in a single material, photovoltaic cell.

Incident Light — Light that shines onto the face of a solar cell or module.

Interconnect — A conductor within a module or other means of connection that provides an electrical interconnection between the solar cells.

Inverter — A device that converts direct current electricity to alternating current either for stand-alone systems or to supply power to an electricity grid.

Irradiance — The direct, diffuse, and reflected solar radiation that strikes a surface. Usually expressed in kilowatts per square meter. Irradiance multiplied by time equals insolation.

Kilowatt (kW) — A standard unit of electrical power equal to 1000 watts, or to the energy consumption at a rate of 1000 joules per second.

Kilowatt-Hour (kWh) — 1,000 thousand watts acting over a period of 1 hour. The kWh is a unit of energy. 1 kWh=3600 kJ.

Megawatt (MW) — 1,000 kilowatts, or 1 million watts; standard measure of electric power plant generating capacity.

Monocrystalline solar cell – A type of solar cell made from a thin slice of a single large crystal silicon.

Multicrystalline — A semiconductor (photovoltaic) material composed of variously oriented, small, individual crystals. Sometimes referred to as polycrystalline or semicrystalline.

Multijunction Device — A high-efficiency photovoltaic device containing two or more cell junctions, each of which is optimized for a particular part of the solar spectrum.

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Net metering – A practice used in conjunction with a solar electric system where your electric meter tracks your net power usage, spinning forward when you use electricity from the utility, and spinning backward when your system is generating more electricity than you need.

Orientation — Placement with respect to the cardinal directions, N, S, E, W; azimuth is the measure of orientation from north.

Photoelectric Cell — A device for measuring light intensity that works by converting light falling on, or reach it, to electricity, and then measuring the current; used in photometers.

Photon — A particle of light that acts as an individual unit of energy.

Photovoltaic(s) (PV) — Pertaining to the direct conversion of light into electricity.

Photovoltaic (PV) Array — An interconnected system of PV modules that function as a single electricity-producing unit. The modules are assembled as a discrete structure, with common support or mounting. In smaller systems, an array can consist of a single module.

Photovoltaic (PV) Cell — The smallest semiconductor element within a PV module to perform the immediate conversion of light into electrical energy (direct current voltage and current). Also called a solar cell.

Photovoltaic (PV) Conversion Efficiency — The ratio of the electric power produced by a photovoltaic device to the power of the sunlight incident on the device.

Photovoltaic (PV) Device — A solid-state electrical device that converts light directly into direct current electricity of voltage-current characteristics that are a function of the characteristics of the light source and the materials in and design of the device. Solar photovoltaic devices are made of various semiconductor materials including silicon, cadmium sulfide, cadmium telluride, and gallium arsenide, and in single crystalline, multicrystalline, or amorphous forms.

Photovoltaic (PV) Effect — The phenomenon that occurs when photons, the "particles" in a beam of light, knock electrons loose from the atoms they strike. When this property of light is combined with the properties of semiconductors, electrons flow in one direction across a junction, setting up a voltage. With the addition of circuitry, current will flow and electric power will be available.

Photovoltaic (PV) Module — The smallest environmentally protected, essentially planar assembly of solar cells and ancillary parts, such as interconnections, terminals, [and protective devices such as diodes] intended to generate direct current power under unconcentrated sunlight. The structural (load carrying) member of a module can either be the top layer (superstrate) or the back layer (substrate).

Photovoltaic (PV) Panel — often used interchangeably with PV module (especially in one-module systems), but more accurately used to refer to a physically connected collection of modules (i.e., a laminate string of modules used to achieve a required voltage and current).

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Photovoltaic (PV) System — A complete set of components for converting sunlight into electricity by the photovoltaic process, including the array and balance of system components.

P/N — A semiconductor photovoltaic device structure in which the junction is formed between a p-type layer and an n-type layer.

Polycrystalline — See Multicrystalline.

Polycrystalline Silicon — A material used to make photovoltaic cells, which consist of many crystals unlike single-crystal silicon.

Power Conversion Efficiency — The ratio of output power to input power of the inverter.

Semiconductor — Any material that has a limited capacity for conducting an electric current. Certain semiconductors, including silicon, gallium arsenide, copper indium diselenide, and cadmium telluride, are uniquely suited to the photovoltaic conversion process.

Silicon (Si) — A semi-metallic chemical element that makes an excellent semiconductor material for photovoltaic devices. It crystallizes in face-centered cubic lattice like a diamond. It's commonly found in sand and quartz (as the oxide).

Solar Energy — Electromagnetic energy transmitted from the sun (solar radiation). The amount that reaches the earth is equal to one billionth of total solar energy generated, or the equivalent of about 420 trillion kilowatt-hours.

Solar-Grade Silicon — Intermediate-grade silicon used in the manufacture of solar cells. Less expensive than electronic-grade silicon.

Solar Resource — The amount of solar insolation a site receives, usually measured in kWh/m2/day, which is equivalent to the number of peak sun hours.

Solar Spectrum — The total distribution of electromagnetic radiation emanating from the sun. The different regions of the solar spectrum are described by their wavelength range. The visible region extends from about 390 to 780 nanometers (a nanometer is one billionth of one meter). About 99 percent of solar radiation is contained in a wavelength region from 300 nm (ultraviolet) to 3,000 nm (near-infrared). The combined radiation in the wavelength region from 280 nm to 4,000 nm is called the broadband, or total, solar radiation.

Stand-Alone System — An autonomous or hybrid photovoltaic system not connected to a grid. May or may not have storage, but most stand-alone systems require batteries or some other form of storage.

Standard Test Conditions (STC) — Conditions under which a module is typically tested in a laboratory.

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Storage Battery — A device capable of transforming energy from electric to chemical form and vice versa. The reactions are almost completely reversible. During discharge, chemical energy is converted to electric energy and is consumed in an external circuit or apparatus.

Thin Film — A layer of semiconductor material, such as copper indium diselenide or gallium arsenide, a few microns or less in thickness, used to make photovoltaic cells.

Thin Film Photovoltaic Module — A photovoltaic module constructed with sequential layers of thin film semiconductor materials. See amorphous silicon.

Tilt Angle — The angle at which a photovoltaic array is set to face the sun relative to a horizontal position. The tilt angle can be set or adjusted to maximize seasonal or annual energy collection.

Volt (V) — A unit of electrical force equal to that amount of electromotive force that will cause a steady current of one ampere to flow through a resistance of one ohm.

Voltage — The amount of electromotive force, measured in volts, that exists between two points.

Wafer — A thin sheet of semiconductor (photovoltaic material) made by cutting it from a single crystal or ingot.

Watt — The rate of energy transfer equivalent to one ampere under an electrical pressure of one volt. One watt equals 1/746 horsepower, or one joule per second. It is the product of voltage and current (amperage).

Waveform — The shape of the phase power at a certain frequency and amplitude.

Principal Products and Services

Our philosophy is to “provide solar electricity directly from the sun in a technology innovation-centric and cost effective way”. Since inception, we have concentrated on serving the solar power needs of residential and commercial customers tied to the electric power grid.  Our business plans are focused in four specific areas:

•	Solar Systems Design and Installation
•	Solar Technology Research and Development
•	Solar Equipment Manufacturing and Distribution
•	Distributed Power Plant Projects

In 2007 and 2008, 100% of our revenues were generated from our Solar Systems Design and Installation business. In 2009, 87.9% ($3.879 million) of our revenues were generated from our Solar Equipment Distribution business and 12.1% ($0.534 million) were generated from our Solar Systems Design and Installation business. In 2010, 89.23% ($4.135 million) of our revenues were generated from our Solar Equipment Distribution business and 10.77% ($0.499 million) from our Solar Equipment Distribution business. Our Solar Technology Research and Development and our Distributed Power Plant Projects businesses are in the development stage and have not yet generated revenue.

We are not currently dependent on one or a few major customers for our revenues. Instead, our total revenues for the last fiscal year were generated from over one hundred different customers.

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Solar Systems Design and Installation

The scope of our solar systems design and installation business includes:

•	Designing solar systems for commercial, residential, governmental and non-profit customers
•	Installing solar power systems and related constructional systems for solar power end users
•	Providing technical support and service to solar power end users
•	Providing system performance monitoring services to solar power end users
•	Providing government permit/incentives application services to solar power end users

Since our founding in 2007, we have focused on solar system design and installation.  Installation is our core business, and it also provides the company with a platform for solar product supply, new technology development, and other lines of business. Our gross revenues to date have come mostly from the solar systems installation business. Our installation business is focused primarily in Southern California.  We were the first Chinese-American owned solar installation technology company in Southern California and much of the early growth in our systems installation business came from customers in the Chinese-American community of Southern California.

We are one of a few companies in California that has the permit and expertise to install large commercial solar systems (over 150K watts).  Design and installation of a solar power system, especially a large commercial solar power system, requires proper licenses, design capabilities in electrical systems and solar systems, and constructional (ground or roof) implementation ability, as well as experienced project management and an understanding of industry regulations. In addition, the ability to procure proper solar equipment is critical to large commercial solar system projects.

Sunvalley has obtained a C-46 Solar License from CBCL (California Board of Contractor License). We use engineers and project managers that have Certification of Solar Power System Design and Installation from SEI (Solar Energy International Training School). We have been focusing on developing our expertise and proprietary technology to install large commercial and governmental solar power systems since 2007. We are also able to procure the necessary equipment and supplies through our distribution partnerships. Some of large scale commercial solar power systems that we has designed and installed include large office buildings, manufacturing facilities, warehouses and hotels.

In 2008, we were positioned in the top twenty solar installation companies in terms of total installed solar system size in a list compiled by the California Energy Commission (CEC). Over 3,000 listed companies had installed solar power systems, and over 90% of these companies were doing residential or small size commercial solar systems installation. Only a few companies in the list, including Sunvalley, had designed or installed solar power system projects over 100,000 watts.

Our installation business generated all of our revenues in 2007 and 2008, and it remains a significant component of our total revenue structure. Our development efforts in this area focus on the installation of large commercial and governmental solar power systems, as well as residential solar power systems. Our customers in this line of business run the gamut from small private residences to large commercial solar power projects. Some of large scale commercial solar power systems that we have designed and installed include large office buildings, manufacturing facilities, warehouses, and hotels.

Solar Technology Research and Development

As a reusable and green energy source, the solar cell has been providing an increasing portion of  consumed energies, including in household heating and electricity, in commercially available cars, and in centralized solar electricity plants. However, the current solar cell modules or panels suffer severe drawbacks compared to fossil fuel energy sources in terms of cost-per-watt as well as in the efficiency of energy storage. The cost issue is related to the poor energy conversion efficiency and the use of the costly semiconductors as the electricity generation unit, which primarily corresponds to the light absorption of the solar cell module.

To improve the efficiency of the solar cell without adding more cost to it, we are developing a new metallic sub-wavelength design to realize the combination of the electrodes as SPP generators.  A typical PV solar cell operates by receiving sun light on an electric conversion unit or active layer. Active layers have typically been a semi-conductor having a p-n junction to produce electron-hole pairs or excitions whenever illuminated with light. In operation, each electron and hole of produced excition pairs are pulled in opposite directions by the internal electric field of the p-n junction resulting in an electric current. The same effect in organic cells is accomplished via either a bi-layer of acceptor and donor materials or a bulk hetero-junction of an acceptor and donor material. The resultant electric current may be extracted by electrodes and delivered to an electric circuit to an electricity storage device.

Despite this successful development and implementation, PV solar cell technologies have not yet been completely satisfactory for their intended purpose since manufacturing costs are high and efficiencies are too low for PV solar technologies to compete with non-renewable energies in terms of costs per energy watt produced.

As one of potential solutions, it has been discovered that surface plasmon polariton (SPP) assisted solar technologies may be developed to result in enhanced electricity production due to surface resonant excitation or surface Plasmon resonance (SPR). SPP assisted PV cells have heretofore operated by using the enhanced electrical fields produced by the SPR to either be directly converted to electricity or concentrate the light onto an active layer. With this technology, the efficiency of the solar cell can be increased, therefore the cost of solar power per watt will be reduced also.

The innovative design will also consider the variant spectral and angles, to guarantee excitation of the SPP at any angle around the bang gap, or absorption region of the solar cell unit. With the successful development of our new PV cells, we are expecting the efficiency of the organic thin-film-based solar cells to be over 10%, which is close to double that of the current commercially available thin film solar cells.

A typical PV solar cell operates by receiving sun light on an electric conversion unit or active layer. Active layers have typically been a semiconductor having a p-n junction to produce an electric current. The efficiency of the conversion depends on purity of the semiconductor, structure of the solar cell, insight spectrum, angle, and power directly to the solar cell, as well as temperature and other environmental conditions.

Our patent-pending technology uses Surface Plasmon Polariton (SPP) assisted solar technologies to enhance electricity production due to surface resonant excitation or Surface Plasmon Resonance (SPR). It will provide an apparatus and related method for efficiently converting solar radiation into electricity wherein the conversion efficiency in thin film active layers is measurable increased.

We believe that deployment of our new technology to increase the panel efficiency will reduce solar panel cost per watt as well as the total system cost. As an example, in the current U.S. market, the cost of thin-film solar panel (a-Si) is approximately $1.1/w. The efficiency of the module is around 7% only. For instance, a-Si thin film solar module TW-SF 95W produced by the Tianwei Soalrfilm is rated 95 watts output power. The market price for this module is $104. With the commercialization and implementation of new solar technologies, such as our patent-pending technology, the efficiency of this module can be increased from 7% to 10%, which in turn will increase the module output power from 95W to 135W with the same module size. So the solar panel cost per watt will be reduced to $0.77/w compared to $1.1/w before. The customer could save $3,300 for a 10,000 watt solar power system based on reduced solar panel cost only. Plus, with higher efficiency solar panels, the racking and electrical accessory cost of the system will be also reduced because fewer panels will be used for the same system size. The total system cost could be reduced over 30%. We expect that implementation of our new technology will reduce the overall cost of the solar power system to a level that is less than or at least comparable with fossil fuel energy sources in the near future.

Though our patent-pending technology is able to increase the efficiency of thin-film-based solar cells to over 10%, commercializing this technology into mass production will involve a trade-off between manufacturing cost per-panel and increased per-panel efficiency. In addition, our new PV cell concept will also need to demonstrate that panels using the technology will have a productive life-span and a tolerance to environmental conditions such as humidity, temperature, wind load that are sufficient for the panels to be used in real life application. Accordingly, there is no guarantee that we will be able to commercially produce and market solar panels using our new PV technology.

We have not yet generated revenues from our patent-pending new technology. With additional capital, however, we hope to commercialize our R&D outputs to our PV panels and installation applications. By combining our research and development capability with our existing installation business and planned panel manufacturing operation, we hope to establish a vertically integrated entity that can grow to become a premier supplier of solar panels in the United States.

The main points of focus for our R&D operation are as follows:

•	Keeping and developing a small but strong R&D team in San Diego
•	Collaborating with universities in the U.S. and panel manufacturers in China
•	Effectively use resources from research institutes and universities in China
•	Developing new solar technology and parts, focusing on application technologies

We are working together with UCSD (University of California, San Diego) to develop Surface Plasmon Polariton (SPP) assisted solar technologies. The equipment and facilities needed to fabricate the device is accessed from University of California, San Diego. The nano- clean room facilities in the School of Engineering at UCSD are equipped with many state of the art micro and nano- fabrication equipment and facility. The interference pattern that will be recorded in the solar cells will be obtained using an Argon laser operating at 362nm. This laser and its associated equipment, is available to us through special arrangement with the administration of the University of California, San Diego, as well as the Ultrafast and Nano- scale Optics lab in the Department of Electrical and Computer Engineering at UCSD. We are also working together with some panel manufacturers in China to get product line supports to commercialize the patented technology in the panel manufacturing. The panel manufacturers are also providing us some raw materials for lab testing. We are also collaborating with Haerbin Industrial University in China and Shenyang Mechanical Research Institute to develop and prototype a new solar micro-inverter.

Our key current R&D topics include:

•	Developing new coating technology to increase the efficiency of PV panel
•	Develop solar PV application technology to reduce system level cost and increase installation flexibility – racking and panel cleaning system
•	Commercializing our patented advanced solar technology.

In 2009, we had R&D expenses of $35,000 for the development of advanced solar technologies, not including regular salary payment to our research engineers. In 2010, we incurred no R&D expenses except salary payment to our research engineers. None of our R&D costs have been borne directly by our customers.

Solar Equipment Manufacturing and Distribution

In recent years, we have signed distribution agreements with three of the largest solar panel producers in the world and one large solar inverter suppliers. Our partnerships with these manufacturers in the solar power industry have allowed us to broaden our customer base and to provide our customers with more cost competitive and complete solar system solutions with multiple selective options on PV panels and inverters. In 2009 and 2010, our solar equipment distribution business has grown to constitute the majority of our revenues.

Although we have not yet generated revenue from the manufacture of our own solar panels, our R&D team has developed a new type of nano-structured solar cell and filed for patent protection in the U.S. as “New Solar Cell Structure with Increased Efficiency” on March 22, 2010, application number 12/729,201.  We are currently applying for a Phase-I grant from Department of Energy, entitled "Surface Plasmon Enhanced Solar Cells,” in order to fund additional development of its proprietary solar cell.  With proper funding, the new technology could be commercialized and implemented in solar panel manufacture starting from OEM manufactured panels from reputable solar panel manufacturers in China. The manufactured solar panels would use our brand name with its patented technology. We would be responsible for quality control, certification applying, marketing, technical support and services in the United States. Our unique technology, if successfully commercialized and brought to market, would provide the solar panel market with a higher efficiency, lower cost unit than competing panels currently on the market. Our ability to provide after-sale services such as system maintenance, technical support, training, etc. for its customers could add another selling point for promotion of the new panel.

Distributed Power Plant Projects

We are in the development stage for a new line of business based on the installation of distributed solar power plants.  Although we are not currently generating revenue from the installation of distributed solar power plants, this area is a focus of our ongoing business development. Currently, most proposed solar power plants are stand-alone large scale power plants. Currently, all completed or proposed stand-alone large scale solar power plants were proposed or implemented by large solar panel manufacturers (such as First Solar, Solar Power, etc.) as well as investment bankers, utility companies or large installation companies as a group. We do not have sufficient funds and resources to build stand-alone large scale solar power plant, and we do not intend to develop stand-alone large scale power plants in the near future. Such plants are either solar thermal power plants (using solar panels to generate heat and then using thermal electrical methods to generate electricity) or photovoltaic farms (using PV panels to generate electrical power directly). Stand-alone power plants need to deploy high-voltage transformers, high-voltage power transmission lines, etc. Also, the limiting factor of solar power is that it generates little electricity when skies are cloudy and none at night. Excess power must therefore be produced during sunny hours and stored for use during dark hours. Most energy storage systems such as batteries are expensive or inefficient. Pressurized caverns and hot salt technologies are commonly used right now for these solar power plants, but they will require larger storage room and more complex technology. Due to these reasons, stand-alone power plants naturally are large scale (generally more than 15M Watts), and most of them are built on open public land, such as in a hot desert, due to large installation physical space required and cost of the land.

Building larger solar power plants involves serious issues such as the need for large investments in land and infrastructure including power transmission line and electrical distribution network constructions. Other troublesome issues are customer management independent from current utility company billing systems, three years or even longer environmental impact assessment study (required by federal environmental protection laws), sophisticated application processing for land use permits, different safety and security requirements for open public space, etc. All of these difficulties add up to tremendous investments, efforts and long waiting times. The Bureau of Land Management has taken as long as two years in order to just complete required environmental reviews.

By comparison, the small size, tied-to-grid, Distributed Power Plants we are planning to launch would be quite different from stand-alone large scale power plants. Our planned projects won’t use public land.  Instead, our plan is to use free roofs on private commercial buildings or private lands. We plan to build the power plants on private property to avoid environmental issues and easily tie to the grid to avoid power transmission lines and electrical distribution networks construction. We would also use current utility company billing systems to manage the system.
Most of environmental issues involved in the use public lands involve costs related to the protection of certain plants and animals and to the maintenance of soil composition, as the public lands that are suitable for large power plants are generally preserved open lands. Private property suitable for smaller distributed power plants generally does not involve in such issues, however since the land is typically smaller tracts in private agricultural use or existing rooftop spaces.

The size of these types of roof-top solar power plants is much smaller than typical solar power plants (1M to 2M watts is typical for roof-top power plants, compared to over 15M watts for typical plants), but we would be able to build many smaller “power plants” on top of different buildings and tie them to utility grid to form a distributed power plant system.

Our planned distributed PV power plants are prompted by recent advances in solar technology that reduce the cost of installed photovoltaic generation and federal/state laws that ensure the “oversize to load” (no restriction on homeowners or businesses over-sizing their solar system when compared with their usage, or “load”) and provides greater fairness for consumers by requiring wholesale compensation for surplus power. Building smaller roof solar power plants would avoid most of the difficulties that currently face those who build larger solar power plants.
We are currently negotiating with some agricultural farmers who are our existing customers in the Palm Desert, California area to use their private lands to build our power plants. We are also in discussions with local utility companies about the possibility of selling excess solar power to be generated by the plants back to the utilities.

As an established solar system designer/installer, we have the requisite technical background, experience, licenses, and other capabilities necessary to build the roof-top distributed power plants. Because of our experience in larger scale commercial solar system design and installation, the planned distributed power plants would closely resemble some relatively larger commercial solar systems we are building today.

Competition and Market Overview

The solar power industry is at an early stage of its growth and is highly fragmented with many smaller companies. The prospect for long-term worldwide demand for solar power has attracted many new solar panel manufacturers, as well as a multitude of design/integration companies in our market segment, with no single competitor gaining market dominance. We expect the manufacturing segment of the industry to consolidate as more solar panel manufacturing capacity comes online. We also expect there to be consolidation in the design/integration segment of the industry based mostly on branding, development of new technology and business process improvements.

Distribution Methods and Marketing

The most important part in a solar power system is the solar panel (PV module). Photovoltaic (PV) devices generate electricity directly from sunlight via an electric process that occurs naturally in certain types of materials. Groups of PV cells are configured into modules and arrays, which can be used to power any number of electrical loads. Crystalline silicon - the same material commonly used by the semiconductor industry - is the material used in a large portion of all PV modules today. PV modules generate direct current (DC) electricity. For residential use, the current is then fed through an inverter to produce alternating current (AC) electricity that can be used to power home appliances.

The majority of PV systems today are installed for homes and businesses that remain connected to the electric grid. Consumers use their grid-connected PV system to supply some of the power they need and use utility-generated power when their power usage exceeds the PV system output (e.g., at night). When the owner of a grid connected PV system uses less power than their PV system creates, they can sell the electricity back to their local utility, watch their meter spinning backwards, and receive a credit on their electric bill - a process referred as net metering. The electric grid thus serves as a “storage device” for PV-generated power.

The initial market focus for our commercial installation business has been the Chinese-American and broader Asian-American community of Southern California, with special emphasis on the Asian-American commercial market. We have been able to attract the attention of news media serving this market segment. Several newspapers (Chinese Daily News and World Journal), TV stations (Phoenix Satellite Television and DongSen Satellite Television), and local radio stations (AM1300), have had special reports on our company. These reports have generated positive reactions from readers, viewers, and listeners and have driven customer traffic to our office.

Today, we are focused on offering solar power solutions for owners, builders and architecture firms, including designing, building, operating, monitoring and maintaining solar power systems. Our customers run the gamut from small private residences to larger commercial solar power projects. In year 2008, we designed and installed a solar system for an office building, which covered 20,000 square feet roof top with 21KW, 112 pieces solar PV panels. The system is expected to save $89,185 in first 5 years for the customer. The end to end solution included roof reconstruction and solar power system. The system will have reduced CO2 emissions by 549,468 pounds which is equivalent to planting 120 acres of trees or removing 50 cars from the road.

In year 2009, we designed and installed one 170KW and one 165KW solar power system for a logistic company and a food & oil manufacturer respectively. These two systems will have saved around $900,000 for customers in the first five years in the form of reduced ongoing energy bills. End to end solutions included design and construction of mental shielding frame, roof reconstruction, and solar power system design/installation. These two systems are expected to reduce CO2 emissions by 3,830,067 pounds and 3,736,567 pounds which is the equivalent to planting around 900 acres of trees or removing around 350 cars from the road.

We plan to continue to pursue our media-based marketing and sales strategy in Southern California.  In addition, we are working very closely with our solar panel suppliers and inverter supplier to bid on larger power plants, including government contracts.

Principal Suppliers

We currently purchase solar panels primarily from two manufacturers, Canadian Solar Inc., and CEEG SST (which was acquired by China Energy in 2010.) For the year ended December 31, 2009, these vendors accounted for approximately 92% of our total inventory purchases. We are the preferred distributor in the USA and the exclusive distributor in Southern California, Nevada and New Mexico of Canadian Solar Inc., which is a top-10 PV manufacturer in the world.

We maintain good relationships with all of our suppliers, and especially with our primary and important suppliers. In addition, we are continuously adding new alternative suppliers to our supplier list. Due to the standardization of solar equipment, all materials we purchase from our suppliers are available from other sources and suppliers.

We are the preferred distributor in the USA and the exclusive distributor in Texas, Nevada and Arizona of CEEG SST (acquired by CSUN in year 2010), one of a few PV panel manufacturers in the world that is able to provide high efficiency mono-crystalline solar panels. We are also the preferred distributor in the USA and the exclusive distributor in Texas, Nevada and Florida of Tianwei Solarfilm, one of the few manufactures in the world that is able to provide high efficiency thin film panels.

Our revenues currently derive from solar system design and installation as well as solar equipment distribution. In order to expand our installation business to states other than California, we will be required to comply with local license requirements by acquiring a local installer or by hiring locally-licensed contractors to serve as officers. For our solar equipment distribution business, no local licensures are required in California or other states.

As a result of continuing global development at all levels of solar equipment manufacturing, including in the area of raw materials supply, in 2009 and 2010, the risk of disruption in the supply of necessary raw materials for solar panels has been greatly reduced in 2011. In addition, we have established solid relationships with several large solar equipment suppliers, allowing us to access multiple sources. For the immediate future, we therefore believe that raw materials for our products will continue to be readily available.

Currently, we believe that the market for solar power in China is not yet mature, while, the European market is overcrowded. As a result, we believe that Chinese manufacturers are looking for business opportunities in the United States. As an established technology and system integration company, Sunvalley maintains a unique position to act as the bridge between Chinese manufacturers and their North American end customers while providing superior value-added services to these customers. Sunvalley has established strategic partnerships with several solar equipment manufacturers, solar power technology companies, and research institutes in China. We have signed a distribution agreement with Canadian Solar, Inc., which is a top-10 PV manufacturer. To further broaden our product coverage and provide its customers with more options on solar panels and inverters, We have also signed distribution agreements with CEEG SST (acquired by CSUN in year 2010) and Taiwei Solarfilms.  This will allow us to extend our product coverage from low cost PV panels to high efficiency PV panels and up to thin-film panels. We have also established partnerships with inverter supplier PV Powered, as well as solar racking manufacturers and solar electrical wires providers. The partnership with these manufacturers in the solar power industry allows Sunvalley to provide its customers with a cost competitive, complete solar system solution with multiple selective options on PV panels and inverters.

Intellectual Property

Our R&D team has developed a new type of nano-structured solar cell and filed for patent protection in the U.S. as “New Solar Cell Structure with Increased Efficiency” on March 22, 2010, application number 12/729,201.  We are currently applying for a Phase-I grant from Department of Energy, entitled "Surface Plasmon Enhanced Solar Cells,” in order to fund additional development of our proprietary solar cell.

The specific patent application info is as follows:

EFS ID	7261431
Application Number	12729201
Confirmation Number	6760
Title	A Surface Plasmon Resonance Enhanced Solar Cell Structure with Broad Spectral and Angular Bandwidth and Polarization Insensitivity
Receipt Date	22-MAR-2010
Application Type	Utility under 35 USC 111(a)

Personnel

We have 20 employees, 16 of whom are full-time employees.  Our current internal departments include the Administration Department, the Engineering Department, the Sales/Marketing Department and the New Technology Development Department.  We are lead by a management team that includes a group of scientists, research/development engineers, a professional marketing/sales team, and an experienced supply chain management team. In addition, our team includes solar power system design engineers, solar power system installation engineers, electrical system design engineers and construction engineers.

Government Regulation

The market for solar energy systems is heavily influenced by foreign, federal, state and local government regulations and policies concerning the electric utility industry, as well as policies adopted by electric utilities. These regulations and policies often relate to electricity pricing and technical interconnection of customer-owned electricity generation. For example, there currently exist metering caps in certain jurisdictions, which limit the aggregate amount of power that may be sold by solar power generators into the electric grid. These regulations and policies have been modified in the past and may be modified in the future in ways that could deter purchases of solar energy systems and investment in the research and development of solar energy technology. For example, without a mandated regulatory exception for solar energy systems, utility customers are often charged interconnection or standby fees for putting distributed power generation on the electric utility grid. Such fees could increase the cost to our customers of using solar energy systems and make them less desirable, thereby harming our business, operating results and financial condition. Changes in net metering policies could also deter the purchase and use of solar energy systems. In addition, electricity generated by solar energy systems competes primarily with expensive peak hour electricity rates rather than with the less expensive average price of electricity. Modifications to the peak hour pricing policies of utilities, such as to a flat rate, would require solar energy systems to achieve lower prices in order to compete with the price of electricity.

The importation of a part of the products we sell is subject to tariffs, duties and quotas imposed by the United States.  In addition, other restrictions on the importation of our products are periodically considered by the United States Congress, and may again be considered to protect against “Asian” deflation.  No assurances can be given that tariffs or duties on such goods may not be raised, resulting in higher costs to us or that import quotas with respect to such goods will not be lowered.  Deliveries of products from our foreign suppliers could be restricted or delayed by the imposition of lower quotas or increased tariffs.  We may be unable to obtain similar quality products at equally favorable prices from domestic suppliers or from other foreign suppliers whose quotas have not been exceeded by the supply of goods to existing customers.

Description of Property

We lease approximately 2,193 sq ft of office space in the Walnut Tech Business Center located at 398 Lemon Creek Drive, Suite A, Walnut CA 91789 for $3,211 per month.  This lease will terminate on May 31, 2011. The property is sufficient for our current business size. We plan to extend our lease for another three years after May 31, 2011.

Legal Proceedings

Trade Secrets Lawsuit

On March 3, 2009, we filed a lawsuit against Yuming (Travis) Chou and Chenghsien (Ken) Hsieh for fraud, conversion, violation of the trade secrets act, violations of the business and professions code section 17200, and unjust enrichment.  The lawsuit was filed in the Los Angeles Superior Court, and the case number is BC408968.  Our counsel for this case is The Law Offices of Bin Li, PLC and its associate counsel, Jason J.L. Yang, Esq.  We alleged that Chou and Hsieh, while employed at the Company, wrongfully took our trade secrets (consisting of customer contracts, customer lists, Sunvalley solar system designs, investment agreements, financial reports, and employee records) for the purpose of starting their own competing solar company.  On May 22, 2009, Hsieh filed a cross-complaint against Sunvalley Solar, Inc. for rescission of 70,000 shares purchased by Hsieh (at the cost of $70,000), unpaid wages, and wrongful termination.  Hsieh amended the cross-complaint on July 29, 2009, and withdrew the unpaid wages and wrongful termination claims on October 22, 2009.  After we reached a settlement with Travis Chou, Mr. Chou was dismissed from the case on September 18, 2009.  We amended our complaint on October 13, 2009 by adding two defendants – KYM Construction, Inc. and Tai Hai (Terry) Yu.  On August 26, 2010, we reached a settlement with Chenghsien Hsieh. Mr. Hsien and other defendants were dismissed from the case. The remainder of the suit has subsequently been dismissed.

Our agent for service of process in Nevada is Val-U-Corp Services, Inc., 1802 North Carson St., Ste. 108, Carson City, NV 89701.

Market for Common Equity and Related Stockholder Matters

Market Information

Our common stock is currently quoted on the OTC Bulletin Board (“OTCBB”), which is sponsored by FINRA.  The OTCBB is a network of security dealers who buy and sell stock.  The dealers are connected by a computer network that provides information on current "bids" and "asks", as well as volume information.  Our shares are quoted on the OTCBB under the symbol “SSOL.”

The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTCBB.  These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Fiscal Year Ended December 31, 2010
Quarter Ended	High $	Low $
December 31, 2010	$0.0479	$0.0044
September 30, 2010	$0.0802	$0.0310
June 30, 2010	$0.0016	$0.0016
March 31, 2010	n/a	n/a

Fiscal Year Ending December 31, 2009
Quarter Ended	High $	Low $
December 31, 2009	n/a	n/a
September 30, 2009	$0.0003	$0.0003
June 30, 2009	n/a	n/a
March 31, 2009	n/a	n/a

On April 12, 2011 the last sales price of our common stock was $0.012.

Penny Stock

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a market price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the SEC, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties or other requirements of the securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and (f) contains such other information and is in such form, including language, type, size and format, as the SEC shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statement showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement as to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity for our common stock. Therefore, stockholders may have difficulty selling our securities.

Holders of Our Common Stock

As of January 20, 2011, we had approximately two hundred seventeen (217) holders of record of our common stock, as well as other stockholders who hold shares in street name.

Registration Rights

Pursuant to our Registration Rights Agreement with Auctus, we have agreed to file a registration statement with the SEC registering the resale of the shares of common stock to be purchased from us by the selling shareholder. We will use our best efforts to maintain the effectiveness of the resale registration statement from the effective date through and until all securities registered under the registration statement have been sold or are otherwise able to be sold pursuant to Rule 144(k).

Financial Statements
Index to Financial Statements:

Audited Financial Statements:
F-1	Balance Sheets as of March 31, 2011 (unaudited) and December 31, 2010
F-2	Statements of Operations for the three ended March 31, 2011 and 2010 (unaudited)
F-3	Statements of Stockholders’ Equity as of March 31, 2011 (unaudited)
F-4	Statements of Cash Flows for the three months ended March 31, 2011 and 2010 (unaudited)
F-5	Notes to Financial Statements
F-8	Report of Independent Registered Public Accounting Firm for December 31, 2010 and 2009
F-9	Consolidated Balance Sheets as of December 31, 2010 and 2009
F-10	Consolidated Statements of Operation for the years ended December 31, 2010 and 2009
F-11	Consolidated Statements of Stockholders’ Equity (Deficit) for period from December 31, 2008 to December 31, 2010
F-12	Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009
F-13	Notes to Consolidated Financial Statements
36

SUNVALLEY SOLAR, INC.
Consolidated Balance Sheets

ASSETS
	March 31,	December 31,
	2011	2010
	(unaudited)
CURRENT ASSETS
Cash and cash equivalents	$429,054	$546,164
Restricted cash	12,500	12,500
Accounts receivable, net	619,023	546,388
Inventory	1,451,056	1,925,233
Construction in progress	231,905	56,004
Other receivables	21,842	7,481
Prepaid expenses and other current assets	242,467	15,792

Total current assets	3,007,847	3,109,562

PROPERTY AND EQUIPMENT, NET	100,563	71,208

OTHER ASSETS
Other assets	5,686	18,186

Total other assets	5,686	5,686

TOTAL ASSETS	$3,114,096	$3,186,456

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,928,055	$2,883,316
Customer deposits	13,927	70,070
Accrued warranty	26,867	27,688
Current portion of long-term debt	18,719	13,256
Convertible debt	100,000	-
Derivative liability	68,234	-

Total current liabilities	3,155,802	2,994,330

LONG-TERM LIABILITIES
Notes payable	95,322	74,269

Total long-term liabilities	95,322	74,269

Total Liabilities	3,251,124	3,068,599

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value, 1,500,000,000 shares authorized, 803,068,420 shares issued and outstanding, respectively	803,068	800,068
Additional paid-in capital	221,332	276,713
Accumulated deficit	(1,161,428)	(958,924)

Total Stockholders' Equity (Deficit)	(102,228)	117,857

STOCKHOLDERS' EQUITY	$(137,028)	$3,186,456

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

REVENUES	$797,810	$767,645
COST OF SALES	683,446	619,267

GROSS PROFIT	114,364	148,378

OPERATING EXPENSES
Salary and wage expense	142,902	127,647
Depreciation and amortization	5,301	3,518
General and administrative expenses	165,038	93,511

Total operating expenses	313,241	224,676

LOSS FROM OPERATIONS	(198,877)	(76,298)

OTHER INCOME (EXPENSES)
Interest income	2,391	-
Interest expense	(3,365)	(354)
Loss on derivative liability	(2,653)	-

Total other income (expenses)	(3,627)	(354)

LOSS BEFORE TAXES	(202,504)	(76,652)

Provision for income taxes	-	-

NET LOSS	$(202,504)	$(76,652)

LOSS PER SHARE
Basic and diluted	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic and diluted	802,735,087	485,844,422

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Consolidated Statements of Stock Holders' Equity (Deficit)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	Deficit	Total

Balance at December 31, 2009	485,151,406	$485,151	$391,630	$(583,085)	$293,696

Repurchase of common stock	(5,110,353)	(5,110)	(194,890)	-	(200,000)

Recapiltalization	320,027,367	320,027	(320,027)	-	-

Contributed capital	-	-	400,000	-	400,000

Net loss for the year ended December 31, 2010	-	-	-	(375,839)	(375,839)

Balance at December 31, 2010	800,068,420	800,068	276,713	(958,924)	117,857

Common stock issued for services	3,000,000	3,000	10,200	-	13,200

Adjustment for derivative liability	-	-	(65,581)	-	(65,581)

Net loss for the three months ended March 31, 2011 (unaudited)	-	-	-	(202,504)	(202,504)

Balance at March 31, 2011 (unaudited)	803,068,420	$803,068	$221,332	$(1,161,428)	$(137,028)

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Consolidated Statements of Cash Flows
(unaudited)

	For the Three Months Ended
	March 31,
	2011	2010

OPERATING ACTIVITIES:

Net income (loss)	$(202,504)	$(76,652)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Common stock issued for services	13,200	-
Depreciation and amortization	5,301	3,518
Changes in operating assets and liabilities:
Accounts receivable	(72,635)	(55,430)
Inventory	474,177	(197,449)
Prepaid expenses and other assets	(226,674)	58,299
Construction in Progress	(175,902)
Other receivables	(14,361)	(6,006)
Accounts payable and accrued warranty expenses	43,916	181,061
Customer deposits	(56,143)	(1,339)
Loss on derivative liability	2,653

Net Cash Provided by (Used) in Operating Activities	(208,972)	(93,998)

INVESTING ACTIVITIES:

Purchase in property and equipment	(34,655)	(1,250)

Net Cash (Used) in Investing Activities	(34,655)	(1,250)

FINANCING ACTIVITIES:

Repayments from notes payable	(3,573)	(3,064)
Proceeds from notes payable	30,090
Proceeds from convertible notes	100,000	-
Repurchase of common stock	-	(30,000)

Net Cash Provided by Financing Activities	126,517	(33,064)

NET INCREASE (DECREASE) IN CASH	(117,110)	(128,312)
CASH AT BEGINNING OF PERIOD	546,164	309,453

CASH AT END OF PERIOD	$429,054	181,141

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$1,545	$907
Income taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES
Derivative liability	$65,581	$-

The accompanying notes are an integral part of these financial statements.

SUNVALLEY SOLAR, INC.
Consolidated Notes to Financial Statements
March 31, 2011 and December 31, 2010

NOTE 1 - CONDENSED FINANCIAL STATEMENTS

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at March 31, 2011, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2010 audited financial statements.  The results of operations for the periods ended March 31, 2011 and 2010 are not necessarily indicative of the operating results for the full years.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Recent Accounting Pronouncements
Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

Inventory
Inventory is stated at the lower of cost or net realizable value. Cost is determined on an average cost basis; and the inventory is comprised of raw materials and finished goods. Raw materials consist of fittings and other components necessary to assemble the Company’s finished goods.  Finished goods consist of solar panels ready for installation and delivery to customers.

Reclassification of Financial Statement Accounts
Certain amounts in the March 31, 2010 financial statements have been reclassified to conform to the presentation in the March 31, 2011 financial statements.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company’s inventory consisted of the following at March 31, 2011 and December 31, 2010:

	2011	2010
Raw materials	$113,842	$8
Work in Progress	47,692	6,741
Finished goods	1,289,522	1,918,484
	$1,451,056	$1,925,233

NOTE 4 – CONSTRUCTION IN PROGRESS

The Company is currently involved in two major short-term solar panel installation projects.  The Company is accounting for revenue and expenses associated with these two contracts under the completed contract method of accounting in accordance with ASC 605.  Under ASC 605, income is recognized on when the contracts are completed or substantially complete and billings and others costs are accumulated on the balance sheet.  Under the completed contract method, no profit or income is recorded before completion of substantial completion of the work.

As of March 31, 2011 and December 31, 2010, the Company has capitalized $231,905 and $56,004 of costs incurred in relation to these two contracts.  The company expects the two contracts to be complete or substantially complete by September 2011.

NOTE 5 – CONVERTIBLE DEBT

On January 7, 2011, the Company borrowed $100,000 of convertible debt. The debt is convertible at the holder’s option at 61% of the average of the lowest three trading prices during the 10 trading days prior to conversion. The convertible debt is due on October 7, 2011, is unsecured and bears an interest rate of 8%.

NOTE 6 – DERIVATIVE LIABILITY

Effective July 31, 2009, the Company adopted ASC Topic No. 815-40 which defines determining whether an instrument (or embedded feature) is solely indexed to an entity’s own stock. On January 7, 2011, the Company borrowed $100,000 which debt is convertible at the holder’s option at 61% of the average of the lowest three trading prices during the 10 days prior to conversion.

The exercise price of the both sets of these warrants are subject to “reset” provisions in the event the Company subsequently issues common stock, stock warrants, stock options or convertible debt with a stock price, exercise price or conversion price lower than conversion price of these notes.  If these provisions are triggered, the conversion price of the note will be reduced.  As a result, the Company has determined that the conversion feature is not considered to be solely indexed to the Company’s own stock and is therefore not afforded equity treatment.  In accordance with AC 815, the Company has bifurcated the conversion feature of the note and recorded a derivative liability.

The total fair value of the imbedded conversion feature associated with the note issued on January 7, 2011, amounting to $65,581 has been recognized as a derivative liability on the date of issuance with all future changes in the fair value of these warrants being recognized in earnings in the Company’s statement of operations under the caption “Other income (expense) – Gain (loss) on derivative liability” until the note is converted or extinguished.

ASC 815 requires Company management to assess the fair market value of certain derivatives at each reporting period and recognize any change in the fair market value as another income or expense item.  The Company’s only asset or liability measured at fair value on a recurring basis is its derivative liability associated with the above convertible debt.  At March 31, 2011, the Company revalued the conversion feature and determined that, during the three months ended March 31, 2011, the Company’s derivative liability increased by $2,653 to $68,234.  The Company recognized a corresponding loss on derivative liability in conjunction with this revaluation.

NOTE 7 – COMMON STOCK

During the year ended December 31, 2010, the Company entered into agreements to repurchase a total of 5,110,353 (200,000 pre-split) common stock shares from shareholders at a price of $0.04 per share.  As of December 31, 2010, the Company had received all of the stock certificates and had paid the investors in full.

On January 11, 2011, the Company issued 3,000,000 shares to a consultant for services provided to the Company.  The shares were valued at $0.0044 per share based on the value of the shares on the date of issuance.  The Company recorded $13,200 in general and administrative expenses.

NOTE 8 – SIGNIFICANT EVENTS

On June 24, 2010, in accordance with the Exchange Agreement dated June 24, 2010 Western Ridge Minerals acquired all of the issued and outstanding shares of Sunvalley, which resulted in Sunvalley becoming a wholly-owned subsidiary.  In exchange for all of the issued and outstanding shares of Sunvalley, the shareholders of Sunvalley received a total of 480,041,053 (2,514,600 pre-split) shares of Western Ridge Mineral’s common stock, which represented approximately 60% of the Company’s outstanding common stock following the Acquisition. There were 1,049,271,312 (5,496,400 pre-split) shares of our common stock outstanding before giving effect to the stock issuances in the Acquisition and the cancellation of 729,243,944 (3,820,000 pre-split) shares by Mr. Marco Bastidas and certain other shareholders resulted in there being 800,068,420 (4,191,000 pre-split) shares outstanding post acquisition.  As a result, the shareholders of the Company became the controlling shareholders of the combined entity. In connection with the acquisition, $400,000 was contributed to the company from a company shareholder.

Accordingly, the transaction is accounted for as a recapitalization with Sunvalley deemed to be the accounting acquirer and Western Ridge Mineral the legal acquirer in the reverse acquisition. Consequently, the assets and liabilities and the historical operations of Sunvalley prior to the Merger are reflected in the financial statements and are recorded at the historical cost basis of Sunvalley. The Company’s consolidated financial statements after completion of the Acquisition include the assets and liabilities of both companies. Following the Acquisition our fiscal year-end has been changed from March 31 to December 31.

On July 20, 2010 the Company’s board of directors approved a 19.0885235 for 1 forward stock split of the Company’s common stock.  On August 23, 2010 the Company’s board of directors approved a 10 for 1 forward stock split of the Company’s common stock.  The Company’s authorized common stock was increased to 1,500,000,000.  This forward splits have been retroactively applied and is reflected in the financial statements.

NOTE 9 – SUBSEQUENT EVENTS

On March 29, 2011, the board of directors approved the entry into a Convertible Promissory Note (the “Note”) under the SPA in the amount of $100,000.  The SPA and the Note are effective April 6, 2011.  The Note bears interest at an annual rate of 8%, with principal and interest coming due on January 4, 2012.  The Note may be converted in whole or in part, at the option of the holder, to shares of the Company’s common stock, par value $0.001, at 61% of the average of the 3 lowest closing prices for the Company’s common stock on the 10 trading days immediately preceding the conversion date.  The number of shares issuable upon conversion is limited so that the Holder’s total beneficial ownership of our common stock may not exceed 4.99% of the total issued and outstanding shares.

In accordance with ASC 855, Company management reviewed all material events through the date of this report and there are no other material subsequent events to report.

F-7

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Sunvalley Solar, Inc.

We have audited the accompanying consolidated balance sheets of Sunvalley Solar, Inc., as of December 31, 2010 and 2009, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the financial statements referred to above present fairly, in all material respects, the financial position of Sunvalley Solar, Inc., as of December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company had losses from operations of $375,839 and accumulated deficit of $958,924, which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SADLER, GIBB AND ASSOCIATES, LLC

/s/ Sadler, Gibb and Associates, LLC

Salt Lake City, UT

March 25, 2011

F-8

SUNVALLEY SOLAR, INC.

Consolidated Balance Sheets

ASSETS
	December 31,	December 31,
	2010	2009

CURRENT ASSETS
Cash and cash equivalents	$546,164	$309,453
Accounts receivable, net	546,388	295,278
Inventory	1,925,233	3,344,866
Other receivables	7,481	65,378
Prepaid expenses and other current assets	71,796	1,527

Total current assets	3,097,062	4,016,502

PROPERTY AND EQUIPMENT, NET	71,208	56,853

OTHER ASSETS
Other assets	18,186	16,936

Total other assets	18,186	16,936

TOTAL ASSETS	$3,186,456	$4,090,291

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable and accrued expenses	$2,883,316	$3,405,207
Bank overdraft	—	—
Accrued warranty	27,688	22,833
Current portion of long-term debt	13,256	8,178
Notes payable to related party	—	175,000
Customer deposits	70,070	93,555

Total current liabilities	2,994,330	3,704,773

LONG-TERM LIABILITIES
Notes payable	74,269	91,822

Total long-term liabilities	74,269	91,822

TOTAL LIABILITIES	3,068,599	3,796,595

STOCKHOLDERS' EQUITY

Common stock, $0.001 par value, 1,000,000,000 shares
authorized, 800,068,420 and 485,151,406 shares
issued and outstanding, respectively	800,068	485,151
Additional paid-in capital	276,713	391,630
Accumulated deficit	(958,924)	(583,085)

Total Stockholders' Equity	117,857	293,696

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY	$3,186,456	$4,090,291

The accompanying notes are an integral part of these financial statements

F-9

SUNVALLEY SOLAR, INC.

Consolidated Statements of Operations

	For the Years Ended
	December 31,
	2010	2009

REVENUES	$4,634,140	$4,413,033
COST OF SALES	3,924,330	3,804,925

GROSS PROFIT	709,810	608,108

OPERATING EXPENSES
Salary and wage expense	547,738	500,014
Bad debt expense	35,320	44,680
General and administrative expenses	497,847	675,211

Total operating expenses	1,080,905	1,219,905

LOSS FROM OPERATIONS	(371,095)	(611,797)

OTHER INCOME (EXPENSES)
Interest income	—	—
Interest expense-related parties	—	—
Other income	11,147	40,000
Interest income (expense), net	(15,891)	(16,062)

Total other income (expenses)	(4,744)	23,938

LOSS BEFORE TAXES	(375,839)	(587,859)

Provision for income taxes	—	—

NET LOSS	$(375,839)	$(587,859)

LOSS PER SHARE
Basic and diluted	$(0.00)	$(0.00)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING
Basic and diluted	648,323,685	485,844,422

The accompanying notes are an integral part of these financial statements

F-10

SUNVALLEY SOLAR, INC.

Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance at December 31, 2008	488,984,171	$488,984	$387,797	$4,774	$881,555

Retirement of common stock	(3,832,765)	(3,833)	3,833

Net loss for the year
ended December 31, 2009	—	—	—	(587,859)	(587,859)

Balance at December 31, 2009	485,151,406	485,151	391,630	(583,085)	293,696

Repurchase of common stock	(5,110,353)	(5,110)	(194,890)	—	(200,000)

Recapiltalization	320,027,367	320,027	(320,027)	—	—

Contributed captial	—	—	400,000	—	400,000

Net loss for the year
ended December 31, 2010	—	—	—	(375,839)	(375,839)

Balance at December 31, 2010	800,068,420	$800,068	$276,713	$(958,924)	$117,857

The accompanying notes are an integral part of these financial statements

F-11

SUNVALLEY SOLAR, INC.

Consolidated Statements of Cash Flows

	For the Years Ended
	December 31,
	2010	2009

OPERATING ACTIVITIES:

Net income (loss)	$(375,839)	$(587,859)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depreciation and amortization	14,148	15,355
Changes in operating assets and liabilities:
Accounts receivable	(251,110)	(244,830)
Inventory	1,419,633	(2,848,324)
Prepaid expenses and other assets	(70,269)	247,737
Other receivable	57,897	(60,369)
Deferred financing costs	—	26,500
Accounts payable and accrued warranty expenses	(517,036)	3,346,227
Other assets	(1,250)	—
Customer deposits	(23,484)	(18,651)

Net Cash Provided by (Used) in Operating Activities	252,690	(124,214)

INVESTING ACTIVITIES:

Purchase in property and equipment	(28,504)	(8,551)

Net Cash (Used) in Investing Activities	(28,504)	(8,551)

FINANCING ACTIVITIES:

Proceeds from related party notes payable	—	285,000
Repayment of related party notes payable	(175,000)	(310,000)
Proceeds from notes payable	—	158,000
Repayments from notes payable	(12,475)	(58,000)
Contributed capital	400,000	—
Repurchase of common stock	(200,000)	—

Net Cash Provided by Financing Activities	12,525	75,000

NET INCREASE (DECREASE) IN CASH	236,711	(57,765)
CASH AT BEGINNING OF YEAR	309,453	367,218

CASH AT END OF YEAR	$546,164	309,453

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

CASH PAID FOR:
Interest	$24,808	$8,021
Income taxes	$—	$—

NON-CASH INVESTING AND FINANCING ACTIVITIES	$—	$—
None	$—	$—
Common stock issued for placement agent services	$—	$—

The accompanying notes are an integral part of these financial statements

F-12

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 1: ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization

Sunvalley Solar, Inc. (the Company) was incorporated on August 16, 2007 under the laws of the State of Nevada as Western Ridge Minerals, Inc. Sunvalley Solar Inc. (the "Subsidiary"), formerly known as West Coast Solar Technologies Corporation, a California corporation, was incorporated on January 30, 2007.

On June 24, 2010, in accordance with the Exchange Agreement dated June 24, 2010, Western Ridge Minerals acquired all of the issued and outstanding shares of the Sunvalley, which resulted in Sunvalley becoming a wholly-owned subsidiary.  In exchange for all of the issued and outstanding shares of Sunvalley, the shareholders of the Sunvalley received a total of 480,041,053 (2,514,600 pre-split) shares of Western Ridge Mineral’s common stock, which represented approximately 60% of the Company’s outstanding common stock following the acquisition. There were 1,049,271,312 (5,496,400 pre-split) shares of common stock outstanding before giving effect to the stock issuances in the acquisition and the cancellation of 729,243,944 (3,820,000 pre-split) shares by Mr. Marco Bastidas and certain other shareholders resulted in there being 800,068,420 (4,191,000 pre-split) shares outstanding post acquisition. As a result, the shareholders of the Subsidiary became the controlling shareholders of the combined entity. In connection with the acquisition, $400,000 was contributed to the Company from a Company shareholder.

Accordingly, the transaction is accounted for as a recapitalization with the Subsidiary deemed to be the accounting acquirer and the Company the legal acquirer in the reverse acquisition. Consequently, the assets and liabilities and the historical operations of the Subsidiary prior to the Merger are reflected in the financial statements and are recorded at the historical cost basis of the Subsidiary. The Company’s consolidated financial statements after completion of the Acquisition include the assets and liabilities of both companies. Following the Acquisition the Company’s fiscal year-end has been changed from March 31 to December 31.

Description of Business

The Company markets, sells, designs and installs solar panel for residential and commercial customers. The Company primary market is in the state of California, however the Company may sell anywhere in the United States.

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES

Going Concern

As reflected in the accompanying financial statements, the Company has experienced recurring losses from operations through December 31, 2010 and has an accumulated deficit of $958,924 as of December 31, 2010. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

Management plans to raise additional operating capital through a private placement of the Company’s common stock. Management believes that with sufficient working capital the Company can produce sufficient sales to become cash flow positive and profitable which will allow it to continue as a going concern. There is no assurance that the Company will be successful in its plans.

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

F-13

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Significant estimates made in preparing the financial statements include the allowance for doubtful accounts, sales returns, stock based compensation, inventory reserves, valuation allowances for property and equipment and intangible assets, deferred income tax valuation allowances and litigation. To the extent there are material differences between estimates and the actual results, future results of operations will be affected.

Operating Segments

The Company operates in one operating segment.

Cash and Cash Equivalents

Cash equivalents are comprised of certain highly liquid investments with original maturities of three months or less when purchased.  The Company maintains its cash in bank deposit accounts which at times may exceed federally insured limits.  The Company has not experienced any losses related to this concentration of risk.

Accounts Receivable

The Company performs periodic credit evaluations of its customers’ financial condition and does not require collateral. Trade receivables generally are due in 30 days. Credit losses have consistently been within management’s expectations. An allowance for doubtful accounts is recorded when it is probable that all or a portion of trade receivables balance will not be collected. The Company’s allowance for doubtful accounts totals $80,000 and $44,680, as of December 31, 2010 and 2009.

Customer Deposits

Customer deposits represent advance payments received for products and are recognized as revenue in accordance with the Company’s revenue recognition policy.

Inventory

Inventory is stated at the lower of cost or net realizable value. Cost is determined on an average cost basis; and the inventory is comprised of raw materials and finished goods. Raw materials consist of fittings and other components necessary to assemble the Company’s finished goods.  Finished goods consist of solar panels ready for installation and delivery to customers.

At each balance sheet date, the Company evaluates its ending inventory for excess quantities and obsolescence.  This evaluation includes an analysis of sales levels by product type.  Among other factors, the Company considers current product configurations, historical and forecasted demand, market conditions and product life cycles when determining the net realizable value of the inventory.  Provisions are made to reduce excess or obsolete inventories to their estimated net realizable values.  Once established, write-downs are considered permanent adjustments to the cost basis of the excess or obsolete inventory.  The Company’s reserve for excess and obsolete inventory amounted to $-0- and $-0- as of December 31, 2010 and 2009.

Property and Equipment

Property and equipment are stated at cost.  Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets.  The estimated useful lives used in determining depreciation are three to five years for tooling, five years for computers and vehicles, and five to seven years for furniture and equipment. Management evaluates useful lives regularly in order to determine recoverability taking into consideration current technological conditions.

F-14

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Maintenance and repairs are charged to expense as incurred; additions and betterments are capitalized. Upon retirement or sale, the cost and related accumulated depreciation of the disposed assets are removed, and any resulting gain or loss is recorded. Fully depreciated assets are not removed from the accounts until physical disposition. The estimated useful lives are as follows:

Useful Life
Automobile	5 Years
Furniture	7 Years
Software	5 Years
Office Equipment	5 Years
Machinery	5 Years

Long-Lived Assets

In accordance with ASC 360, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long-lived asset be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by an asset to the carrying value of the asset. If the carrying value of the long-lived asset is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.

Based on this analysis, the Company believes that no impairment of the carrying value on its long-lived assets existed at December 31, 2010 and 2009.

Fair Value of Financial Instruments

For certain financial instruments, including accounts receivable, accounts payable and accrued expenses, the carrying amounts approximate fair value due to their relatively short maturities. In the case of the Notes Payable, the interest rate on the notes approximates the market rate of interest for similar borrowings. Consequently the carrying value of the Notes Payable also approximates the fair value. It is not practicable to estimate the fair value of the Notes Payable to Related Party due to the relationship of the counterparty.

Revenue Recognition

The completion of a solar installation project ranges from one to six months, thus the Company recognizes revenue of a system installation under the completed contract method of accounting. Revenue from installation of a system or sales of solar panels are recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the sales price is fixed or determinable and (4) collection of the related receivable is reasonably assured.

Cost of Sales

Cost of sales is comprised primarily of the cost of purchased product, as well as labor, inbound freight costs and other material costs required to complete products.

Product Warranties

The Company warrants its products for various periods against defects in material or installation workmanship. The manufacturers of the solar panels and the inverters provide a warranty period of generally 25 years and l0 years, respectively. The Company will assist its customers in the event that the manufacturers’ warranty needs to be used to replace a defective solar panel or inverter. The Company provides for a l0-year warranty on the installation of a system and all equipment and incidental supplies other than solar panels and inverters that are recovered under the manufacturers’ warranty. Maintenance services such as cleaning the solar panels and checking the systems are offered to customers twice a year without a separate service charge.

F-15

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 2: SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

The Company records a provision for the installation warranty, an expense included in cost of sales, based on management's best estimate of the probable cost to be incurred in honoring its warranty commitment. The Company's accrued warranty provision was $27,688 and $22,833 at December 31, 2010 and 2009, respectively.

Advertising Expenses

Advertising expenses are expensed as incurred.  Total advertising expenses amounted to $27,210 and $20,478 for the years ended December 31, 2010 and 2009, respectively.

Research and Development

Research and development costs are expensed as incurred and amounted to approximately $-0- and $35,000 for the years ended December 31, 2010 and 2009, respectively. These costs are included in selling, general and administrative expenses in the accompanying statements of operations.

Income Taxes

The Company applies ASC 740, which requires the asset and liability method of accounting for income taxes.  The asset and liability method requires that the current or deferred tax consequences of all events recognized in the financial statements are measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. Deferred tax assets are reviewed for recoverability and the Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be recovered.

The Company adopted ASC 740, at the beginning of fiscal year 2008. This interpretation requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach, requiring the recognition and measurement of uncertain tax positions. The adoption of ASC 740 had no material impact on the Company’s financial statements. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will to be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Loss Per Common Share

Basic net loss per common share is computed by dividing the net loss by the weighted average number of outstanding common shares (restricted and free trading) during the periods presented. Basic loss per share and diluted loss per share are the same amount because the impact of additional common shares that might have been issued under the Company’s outstanding and exercisable warrants would be anti-dilutive. There were no potentially dilutive shares that were excluded from the shares used to calculate diluted loss per share for the years ended December 31, 2010 and 2009.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 3: RESTRICTED CASH

In order to comply with the State of California's licensing requirement or contract bonds as of December 31, 2010 and 2009 the Company maintains a certificate of deposit in the amount of $12,500 with a financial institution. The restricted cash amount is included in other assets in the accompanying December 31 , 2010 and 2009 balance sheets.

F-16

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 4: INVENTORY

The Company’s inventory consisted of the following at December 31, 2010 and 2009:

	2010	2009
Raw materials	$8	$309,494
Work in Progress	6,741	13,972
Finished goods	1,918,484	3,021,400
Total Inventory	$1,925,233	$3,344,866

NOTE 5: OTHER RECEIVABLES

The Company participates in the California Solar Initiative ("CSI") Program launched by Southern California Edison( "SCE"). Other receivables include the Expected Performance Based Buy-down ("EPBB") rebates under the CSI program. Once the Company completes the solar systems which are connected to SCE's power grid and the site passes inspection and all of the required information is submitted the Company will receive the EPBB rebates from SCE.

NOTE 6: PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at December 31, 2010 and 2009:

	2010	2009
Computer equipment	$32,407	$31,253
Furniture	16,065	16,065
Software	2,368	2,368
Vehicles	62,094	34,734
Gross Property and Equipment	112,934	84,420
Less: accumulated depreciation	(41,726)	(27,567)
Net Property and Equipment	$71,208	$56,853

Depreciation expense for the years ended December 31, 2010 and 2009 was $14,159 and $15,355, respectively.

NOTE 7: RELATED PARTY TRANSACTIONS

The Company owes $-0- and $175,000 for short-term related party loans with maturity dates less than a year bearing an interest rate of 6.5% per annum to its stockholders as of December 31, 2010 and 2009, respectively. The interest expense incurred for these short-term loans was $9,014 and $15,542, for the years ended December 31, 2010 and 2009, respectively. $175,000 plus $19,147 of interest was paid during 2010. $310,000 plus $6,400 of interest was repaid during 2009.

F-17

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 8: NOTES PAYABLE

Notes payable outstanding as of December 31, 2010 and 2009 consisted of the following:

	2010	2009
SBA loan payable (1)	$87,525	$100,000
Total Notes Payable	$87,525	$100,000

(1)    The Company has a loan through a bank with a maximum borrowing of $100,000 is collateralized by all business assets. Any principal amounts outstanding accrue interest at the bank's variable index rate (approximately 6.00% as of December 31, 2010).

Future maturities of long-term debt are as follows:

2011	$13,256
2012	14,072
2013	14,940
2015	15,861
2016	16,839
Thereafter	12,557
Total	$87,525

NOTE 9: EQUITY TRANSACTIONS

Common Stock Issuances

On June 24, 2010, in accordance with the Exchange Agreement dated June 24, 2010, Western Ridge Minerals acquired all of the issued and outstanding shares of the Sunvalley, which resulted in Sunvalley becoming a wholly-owned subsidiary.  In exchange for all of the issued and outstanding shares of Sunvalley, the shareholders of the Sunvalley received a total of 480,041,053 (2,514,600 pre-split) shares of Western Ridge Mineral’s common stock, which represented approximately 60% of the Company’s outstanding common stock following the acquisition. There were 1,049,271,312 (5,496,400 pre-split) shares of common stock outstanding before giving effect to the stock issuances in the acquisition and the cancellation of 729,243,944 (3,820,000 pre-split) shares by Mr. Marco Bastidas and certain other shareholders resulted in there being 800,068,420 (4,191,000 pre-split) shares outstanding post acquisition. As a result, the shareholders of the Subsidiary became the controlling shareholders of the combined entity. In connection with the acquisition, $400,000 was contributed to the Company from a Company shareholder.

Accordingly, the transaction is accounted for as a recapitalization with the Subsidiary deemed to be the accounting acquirer and the Company the legal acquirer in the reverse acquisition. Consequently, the assets and liabilities and the historical operations of the Subsidiary prior to the Merger are reflected in the financial statements and are recorded at the historical cost basis of the Subsidiary. The Company’s consolidated financial statements after completion of the Acquisition include the assets and liabilities of both companies. Following the Acquisition the Company’s fiscal year-end has been changed from March 31 to December 31.

During the year ended December 31, 2009, the Company cancelled a total of 3,832,765 common stock shares returned to it from shareholders.

During the year ended December 31, 2010, the Company entered into agreements to repurchase a total of 5,110,353 common stock shares from shareholders at a price of approximately $0.04 per share.

F-18

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 9: EQUITY TRANSACTIONS (CONTINUED)

On July 20, 2010 the Company’s board of directors approved a 19.0885235 for 1 forward stock split of the Company’s common stock. On August 23, 2010 the Company’s board of directors approved a 10 for 1 forward stock split of the Company’s common stock. The Company’s authorized common stock was increased to 1,000,000,000. This forward splits have been retroactively applied and is reflected in the financial statements for the period ended September 30, 2010.

NOTE 10: SIGNIFICANT EVENTS

On December 31, 2010, the Company entered into a Drawdown Equity Financing Agreement (the “DEFA”) and an accompanying Registration Rights Agreement (the “RRA”) with Auctus Private Equity Fund, LLC, a Massachusetts limited liability company (“Auctus”).  Under the DEFA, the Company has agreed to issue and sell up to $10,000,000 worth of the Company’s common stock, par value $0.001 per share, over a three year period.

The DEFA entitles the Company to request “Advances,” or draw-downs, under the agreement at our election from time to time.  By delivery of a Drawdown Notice under the agreement, the Company can affect the sale of common stock to Auctus valued at a maximum of either (i) $500,000 or (ii) 200% of the average daily volume of the common stock based on the ten (10) trading days preceding the Drawdown Notice Date (as defined in the DEFA), whichever is larger. The purchase price of the common stock for an Advance shall be set at ninety-three percent (93%) of the lowest closing bid price of the common stock during the Pricing Period, which is defined as the five (5) consecutive trading days immediately after the Drawdown Notice Date.  There must be a minimum of five (5) trading days between each Drawdown Notice Date.

Under the DEFA, Auctus shall immediately cease selling any shares of the Company’s common stock during a Pricing Period if a) the market price of the Company’s common stock falls below a fixed-price floor that the Company provide per Drawdown or b) the market price of the Company’s common stock falls below seventy-five percent (75%) of the average closing bid price of the common stock over the preceding ten (10) trading days prior to the Drawdown Notice Date (the "Floor"). In the Company’s sole discretion, the Company may waive its right with respect to the Floor and allow Auctus to sell any shares below the Floor Price.  The floor price restriction only applies to the five (5) consecutive trading days immediately after the Drawdown Notice Date.

NOTE 11: INCOME TAXES

The FASB has issued FASB ASC 740-10 which clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. This standard requires a company to determine whether it is more likely than not that a tax position will be sustained upon examination based upon the technical merits of the position.  If the more-likely-than-not threshold is met, a company must measure the tax position to determine the amount to recognize in the financial statements.  As a result of the implementation of this standard, the Company performed a review of its material tax positions in accordance with recognition and measurement standards established by FASB ASC 740-10.

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-19

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 11: INCOME TAXES (CONTINUED)

Deferred tax assets and the valuation account are as follows:

	2010	2009
Deferred tax assets:
NOL carryover	$127,786	$199,872
Valuation allowance	(127,786)	(199,872)
Net deferred tax asset	$—	$—

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 34% to pretax income from continuing operations for the years ended December 31, 2010 and 2009. The components of income tax expense are as follows:

	2010	2009
Book income (loss)	$(327,658)	$(199,872)
Valuation allowance	327,658	199,872
	$—	$—

The Company currently has no issues creating timing differences that would mandate deferred tax expense. Net operating losses would create possible tax assets in future years. Due to the uncertainty of the utilization of net operating loss carry forwards, an evaluation allowance has been made to the extent of any tax benefit that net operating losses may generate. A provision for income taxes has not been made due to net operating loss carry-forwards of $963,699 and $587,859 as of December 31, 2009 and 2008, respectively, which may be offset against future taxable income through 2030. No tax benefit has been reported in the financial statements.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended
	2010	2009
Federal statutory rate	-25.00%	-25.00%
State taxes - net of federal benefit	-9.00%	-9.00%
Meals and entertainment	0.00%	0.00%
Contributed Services	0.00%	0.00%
Penalties	0.00%	0.00%
Change in valuation allowance	34.00%	34.00%
	0.00%	0.00%

The Company did not have any tax positions for which it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months. The Company includes interest and penalties arising from the underpayment of income taxes in the statements of operations in the provision for income taxes.  As of December 31, 2010 and 2009, the Company had no accrued interest or penalties related to uncertain tax positions. The tax years that remain subject to examination by major taxing jurisdictions are for the years ended December 31, 2010, 2009, and 2008.

F-20

SUNVALLEY SOLAR, INC.

Notes to the Consolidated Financial Statements

 December 31, 2010 and 2009

NOTE 12: COMMITMENTS AND CONTINGENCIES

The Company leases an office under an operating lease that expires on May 31, 2011.  Total rent expense amounted to $38,000 and $37,000 for the fiscal years ended December 31, 2010 and 2009, respectively.

Future minimum base lease payments are as follows:

Year Ending December 31,
2011	$16,000
Total	$16,000

Legal Proceedings

From time to time, the Company is involved in various claims and legal actions arising in the ordinary course of business.  In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

 NOTE 13: CONCENTRATIONS OF RISK

Supplier Concentrations

The Company purchases solar panels from one manufacturer and one manufacturer during the years ended December 31, 2010 and 2009, respectively. For the years ended December 31, 2010 and 2009, these vendors accounted for approximately 97% and 97%, respectively, of total inventory purchases.

Customer Concentrations

For the years ended December 31, 2010 and 2009, one and two customers, respectively, represented more than 10% of the Company’s sales. This translates to approximately 19% and 29%, respectively, of the Company's annual net revenues.

NOTE 14: SUBSEQUENT EVENTS

On December 30, 2010, the board of directors approved the entry into a Securities Purchase Agreement (the “SPA”) with Asher Enterprises, Inc. (“Asher”) and the issuance to Asher of a Convertible Promissory Note (the “Note”) under the SPA in the amount of $100,000.  The SPA and the Note are effective January 7, 2011.  The Note bears interest at an annual rate of 8%, with principal and interest coming due on October 7, 2011.  The Note may be converted in whole or in part, at the option of the holder, to shares of our common stock, par value $0.001, at any time following 180 days after the issuance date of the Note.  The conversion price under the Note is 61% of the Market Price of our common stock on the conversion date.  For purposes of the Note, “Market Price” is defined as the average of the 3 lowest closing prices for our common stock on the 10 trading days immediately preceding the conversion date.  The number of shares issuable upon conversion is limited so that the Holder’s total beneficial ownership of our common stock may not exceed 4.99% of the total issued and outstanding shares. This condition may be waived at the option of the holder upon not less than 61 days notice.

Upon conversion of the Note in whole or in part, the Company will be obligated to deliver the conversion stock to the holder within 3 business days of our receipt of notice of conversion.  Failure to timely deliver conversion stock will cause us to incur daily penalties.  The conversion price will be subject to adjustment in the event of certain dilutive issuances of securities, distributions of stock or assets to shareholders, mergers, consolidations, and certain other events. Pre-payment of the Note will result in certain penalties depending on the time of pre-payment, and will not be allowed after 180 days.

F-21

Management Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

Management's statements contained in this portion of the prospectus are not historical facts and are forward-looking statements. Factors which could have a material adverse affect on the operations and future prospects of the Company on a consolidated basis include, but are not limited to, those matters discussed under the section entitled “Risk Factors,” above.  Such risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Business Development Plan

The primary components of our growth strategy are as follows:

•
Developing and commercializing our proprietary solar technologies including our coating and focusing technologies, racking and panel cleaning system. By deploying these new technologies into our PV panels and solar installation business, we hope to enhance the value provided to our customers and increase our profitability.

•
Promoting and enhancing our company’s brand and reputation in solar design and integration and expanding our installation business from Southern California to Northern California, Arizona or other states.

•
Developing a PV panel manufacturing capability to provide high efficiency and low cost solar panels to US market. This will complement our installation business and provide an implementation platform for our R&D.

•
Getting involved in the private power providing business (Distributed Power Plants).  Developing this line of business will lead to higher profit margins and income to our business. In the future, this line of business could become one of our main income sources.

Expansion of Installation Business

We are planning to expand its installation business from Southern California to Northern California, Arizona or other states in two to three years. We will continue to execute our marketing and sales strategy in Southern California and, with additional capital, will be able to expand our business to cover Northern California, Arizona or other states.  The planned expansion is expected to occur through acquiring smaller installation companies in these regions and/or through the establishment of subsidiaries in these states and boost our installation profits. Our current intention is to establish two new offices located in Northern California or other states and in San Diego. The estimated start-up cost for each new branch would be approximately $500,000.

If we are able to expand our installation business, it will assist us in gaining favorable terms from OEM international manufacturers of our planned solar panel manufacturing operation.  In addition, an expanded installation business would allow us to accelerate the introduction of our new technologies and solar parts and would generate additional revenue to fund initial investment in our planned Distributed Power Plant business and to further fund our investments in R&D.

Commercialization of Research and Development

Prior to initiating our planned OEM manufacturing of Sunvalley-branded solar panels, we will need to commercialize our advanced panel technology through the design, fabrication, and characterization of a prototype solar cell.  The total expense for planned commercialization of our research and development will be approximately $500,000. The necessary equipment and facilities will be accessed from University of California, San Diego. The Nano3 clean room facilities in the school of Engineering at UCSD are equipped with state-of-the-art micro and nano fabrication equipment and facilities, and can be accessed by outside users with a $107 hourly fee.

The interference pattern that will be recorded in the solar cells will be obtained using an Argon laser operating at 362nm. This laser and its associated equipment is available to us through a special arrangement with the administration office in the University of California, San Diego, as well as the Ultrafast and Nano-scale Optics lab in the Department of Electrical and Computer Engineering in UCSD.

Other equipment will also be required, including coating machine for PV panel testing.

Initiate OEM Manufacturing of Solar Panels

By leveraging its solar panel installation business and R&D, we plan to procure OEM solar panels from selected Chinese manufacturers and to market them in the U.S. under our brand name. We will be responsible for R&D, quality control, customer service, sales and marketing activities, as well as panel certification in U.S.

The estimated OEM panel cost is less than $1.40 per watt. As a reference, currently, the lowest panel price is around $1.80 per watt (Mono-crystalline, Polycrystalline). We can use own own sales and installation platform to showcase the new panels and drive sales of the new panels in the U.S market. Meanwhile, we will continue our R&D effort on panel coating and other advanced technologies and apply the results to its panel manufacturing business. The goal will be to further improve the efficiency, lower the cost of solar panels with our proprietary technologies, and to grow our market share.

Our marketing strategy for its planned OEM solar panels is as follows:

•	Set-up a platform to showcase our innovative solar panel technologies and make Sunvalley solar panels a household name.

Unlike other merchandise, solar panel is very unique in that it requires very high level of quality assurance and customer satisfaction. Providing satisfactory customer service and technical support is absolutely vital in solar panel sales. As the first step, we will strive to make its brand a household name. The Sunvalley solar panel will be used by our installation business as well as several other installation companies which have partnerships with us. We do not currently have partnerships with other solar installation companies, but we plan to pursue them after introducing the panels to the market through our own installation business. A marketing campaign aimed at other solar installation companies will help to achieve this goal. We will use our own installation business as the platform to showcase the product quality and build up consumer awareness of its brand.

•	Penetrate into the main stream distribution network

By leveraging early successes and customer trust earned from our initial installations, we plan to penetrate into the mainstream distribution network with our OEM solar panels.

•	Further sale activities

Once our brand name solar panels become well known, our sales team will begin an aggressive marketing campaign to connect the individual sales points (distributors and venders) to form a distribution network. The marketing campaigns will also include attending trade shows, advertising in the media (TV commercials and newspaper advertisement) and designating local representatives to boost the market share and brand awareness.

•	Offer a low cost, high efficiency solar panel derived from advanced research

To boost our solar panel market share, our R&D team will work with our OEM partner to apply selective coating technique and other cutting edge technologies to further reduce the manufacturing cost and improve the panel efficiency.

The total capital required to initiate our planned panel manufacturing business would be approximately $2,000,000 which can be categorized into three parts:

•	Registration and Certification of OEM panels with our brand – $300,000, including UL certification fees, CEC registration fees, and lab testing fees.

•
Initial Inventory – $1,500,000.  We will need to keep at least 4 containers of PV panels in the warehouse in order to support sales of 5~10M watts per year, which means we will need to have over $1,000,000 in inventory for PV panels only. An additional $300,000 in inventory would be needed in order to keep the requisite amount of inverters and racking and panel cleaning systems. In addition, we anticipate providing variable payment terms to different customers based on their creditworthiness; this will add additional cash flow pressure.

•	OEM Management costs – $200,000

Develop Distributed Power Plan Business

With our resources and experience gained from large scale solar power system designs, installation and other related business, we believe we have unique advantages in the design and installation of large roof-top power plant systems. We are aggressively proposing our Distributed Power Plant solution to utility companies in Southern California. We believe that by collaborating with us on this approach, utility companies will benefit in the form of free installation, field space, and our expertise on large commercial solar system designs, installation and maintenance services, as well as our technical and management experience. By collaborating with us, utility companies can help to achieve their alternative energy requirements under California law.

We are pursuing substantial contracts with some of our current installation customers who control or own over 2,000,000 square feet of roofs on warehouses or other buildings in Southern California. We are also seeking additional private space agreements with other commercial customers. We are among the few companies in California that has the permit and expertise to install large-scale commercial and/or government solar power systems, together with roof constructional design and building interior/exterior electrical designs. We believe additional advantages are provided by our experience in filing solar power system permit applications and rebate applications and our expertise gained through our experience with governments and utility companies.

Results of Operations for the three months ended March 31, 2011 and 2010

During the three months ended March 31, 2011, we generated gross revenues of $797,810.  Total cost of sales was $683,446, resulting in gross profit of $114,364.  Selling, general, and administrative expenses were $165,038.  Salary and wage expenses were $142,902. Depreciation was $5,301. We experienced interest expense of $3,365 and other income of 2,391 and a loss due to the change in value of a derivative liability of $2,653.  The net loss for the three months ended March 31, 2011 was therefore $202,504. By comparison, during the three months ended March 31, 2010, we generated gross revenues of $767,645.  Total cost of sales was $619,267, resulting in gross profit of $148,378.  Selling, general, and administrative expenses were $93,511.  Salary and wage expenses were $127,647. Depreciation was $3,518.  We experienced interest expense of $354 and no other income or loss on derivatives.  The net loss for the three months ended March 31, 2010 was therefore $76,652.

Results of Operations for the Years Ended December 31, 2010 and 2009.

During the fiscal year ended December 31, 2010, we generated gross revenues of $4,634,140. Total cost of sales was $3,924,330, resulting in gross profit of $709,810. Operating expenses were $1,080,905. We experienced other income in the amount of $11,147 and interest expense of $15,891. The net loss for the fiscal year ended December 31, 2010 was therefore $375,839.

By comparison, we generated gross revenues of $4,413,033 during the fiscal year ended December 31, 2009. Total cost of sales was $3,804,905, resulting in gross profit of $608,108. Operating expenses for 2009 were $1,219,905. We experienced other income in the amount of $40,000 and interest expense of 16,062. The net loss for the fiscal year ended December 31, 2009 was therefore $587,859.

In 2007 and 2008, the majority of our revenue came from our solar system design and installation business, including both residential and commercial projects. Specifically, in 2008, we produced $2.63 million in revenue from solar system design and installation. The gross profit margin of the solar installation business is approximately 20%.

Although we had expected to see an increase of over 150% in our solar installation business in 2009, our solar installation business and the solar industry as a whole was badly affected by the global economic crisis started in late 2008. During 2009 and 2010, because banks and investment institutes were very reluctant to loan money to solar customers, many potential solar power system customers suspended their plans to invest in new solar power systems. This development, in turn, had a negative impact on our solar installation business in 2009 and 2010. In order to reduce the risk to our business presented by these developments, we expanded our operations to include a new solar equipment distribution business beginning in November of 2008. We established distribution partnerships with Canadian Solar Inc., CEEG SST, Tainwei Solarfilms, and PV Powered Inc., to distribute solar panels, solar inverters and other solar equipments to their clients in the U.S. Although the gross margin for our distribution business is less than 10%, this line of business contributed to the majority of our gross revenues in 2009 and 2010.

Liquidity and Capital Resources

As of March 31, 2011, we had current assets in the amount of 3,007,847, consisting of cash in the amount of $429,054, accounts receivable of $619,023, inventory in the amount of $1,451,056, construction in progress of $231,905, prepaid expenses of $242,467, and other current assets of $34,342.  As of March 31, 2011, we had current liabilities in the amount of $3,155,802.  These consisted of accounts payable and accrued expenses in the amount of $2,928,055, accrued warranty in the amount of $26,867, customer deposits of $13,927, and the current portion of long term debt in the amount of $18,719.  We also had convertible notes of $100,000 and a derivative liability of $68,234.  Our working capital deficit as of March 31, 2011 was therefore $147,955.

Our accounts payable and accrued expenses as of March 31, 2011 consisted of the following:

Accounts Payable	$2,812,167
Credit Card payable	38,315
Accrued vacation	16,653
Other accrued expense	15,441
Payroll liabilities	36,277
Sales tax payable	8,402
State Income tax payable	800
Total	$2,928,055

As of March 31, 2011,we had long-term liabilities of $114,041.  The current portion due within the next year is $18,719.  The principal amount outstanding accrues annual interest at the bank's variable index rate (approx. 6.00% as of December 31, 2010).  The loans are collateralized by all business assets.

In addition, we are currently party to a Convertible Promissory Note, in the amount of $100,000, owing to Asher Enterprises, Inc. The Note is due on October 7, 2011. The Note bear interest at a rate of 8% per year and is convertible at a conversion price equal to 61% of the Market Price of our common stock on the conversion date.  For purposes of the Note, “Market Price” is defined as the average of the 3 lowest closing prices for our common stock on the 10 trading days immediately preceding the conversion date.  The number of shares issuable upon conversion of the Note is limited so that the holder’s total beneficial ownership of our common stock may not exceed 4.99% of the total issued and outstanding shares. This condition may be waived at the option of the holder upon not less than 61 days notice.

The Company has determined that the conversion feature of this note is not considered to be solely indexed to the Company’s own stock and is therefore not afforded equity treatment.  In accordance with AC 815, the Company has bifurcated the conversion feature of the note and recorded a derivative liability. As of March 31, 2011 the value of the derivative liability is $68,234 and we recognized a loss on the change in the value of the derivative of $2,653.

We will require substantial additional financing in the approximate amount of $4,500,000 in order to execute our business expansion and development plans and we may require additional financing in order to sustain substantial future business operations for an extended period of time.  We currently do not have any firm arrangements for financing and we may not be able to obtain financing when required, in the amounts necessary to execute on our plans in full, or on terms which are economically feasible.

We are currently seeking additional financing through the sale of common equity, including the sale of common equity to Auctus through the DEFA, and/or the issuance of debt convertible to common equity. If we are unable to obtain the necessary capital to pursue our strategic plan, we may have to reduce the planned future growth of our operations.

Going Concern

We have experienced recurring losses from operations and had an accumulated deficit of $1,161,428 as of March 31, 2011 . To date, we have not been able to produce sufficient sales to become cash flow positive and profitable on an ongoing basis. The success of our business plan during the next 12 months and beyond will be contingent upon generating sufficient revenue to cover our costs of operations and/or upon obtaining additional financing. For these reasons, our auditor has raised substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results or operations, liquidity, capital expenditures or capital resources that is deemed material.

Changes In and Disagreements with Accountants

On July 29, 2010, our Board of Directors dismissed Silberstein Ungar, PLLC as our independent registered public account firm and approved the engagement of the accounting firm of Sadler, Gibb, & Associates, LLC as our new independent registered public accounting firm. None of the reports of Silberstein Ungar, PLLC on our financial statements for either of the past two years or any subsequent interim periods contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles, except that the Registrant's audited financial statements contained in its Form 10-K for the fiscal year ended March 31, 2010 a going concern qualification in our audited financial statements.

During our two most recent fiscal years and the subsequent interim periods thereto, there were no disagreements with Silberstein Ungar, PLLC whether or not resolved, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Silberstein Ungar, PLLC satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its report on our financial statements.

During the two most recent fiscal years and the interim periods preceding the engagement of Sadler, Gibb, & Associates, LLC, we have not consulted Sadler, Gibb, & Associates, LLC regarding any of the matters set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

Directors and Executive Officers

The following table sets forth information regarding the members of our board of directors and our executive officers and other significant employees. All of our officers and directors were appointed on the effective date of the Merger. All of our directors hold office until the next annual meeting of stockholders and their successors are duly elected and qualify. Executive officers serve at the request of the board of directors.

Name	Age	Office(s) held
Zhijian (James) Zhang	42	President, CEO, Director
Mandy Chung	41	Chief Financial Officer, Secretary, Treasurer
Hangbo (Henry) Yu	55	General Manager, Director
Fang Xu	43	Chief Technology Officer
Shirley Liao	40	Director of Administration
Anyork Lee	59	Director

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Zhijian (James) Zhang – Dr. Zhang is our President, CEO, and a member of our board of directors. He has held these positions since January of 2007. Dr. Zhang graduated from Tsinghua University with a Ph.D. in opto-electronics. He has over 15 years of experience in opto-electronics and the semiconductor industry. From 2006 to 2008, he held the position of senior manager at Motorola, a leading telecommunication equipment provider. From 2004 to 2006, he held the position of Director at ZTE San Diego, also a leading telecommunication equipment provider.

Dr.Zhang has a strong reputation as an executive in the opto-electronics/semiconductor industry, including the solar energy field. Dr. Zhang has quality leadership experience in business operations, especially in product and program development, product development procedures, and milestone setting and enforcement, and R&D team building.

Mandy Chung -- Ms. Chung is our Chief Financial Officer, Secretary, and Treasurer.  She has held these positions since August of 2008. Ms. Chung co-founded Chung & Chung Accountancy Corporation, CPAs (CCAC) in 2004 and she is licensed as a Certified Public Accountant in California. Ms. Chung is one of the partners in CCAC and she provides audit, review, compilation, consulting, tax services and financial planning to various clients. Ms. Chung has been working for CCAC for the past five years since its establishment.

Ms. Chung graduated from Texas A&M University (College Station) with a Master’s degree in Finance and a Bachelor’s degree in Accounting. Ms. Chung has over 15 years of public accounting experience in providing auditing, accounting, business consulting and tax services to a wide range of industries. She has extensive experience in performing reviews and audits for various organizations, including publicly reporting companies. In addition, Ms. Chung helped the former founder of Dietrich Coffee to prepare a ten-year business and financial plan to establish a new series of coffee stores. Ms. Chung also conducted various incurred costs audits for MGM Mirage, Los Angeles County Metropolitan Transportation Authority and Caltrans. On a daily basis, Ms. Chung is responsible for the accounting operations and record keeping of Sunvalley Solar Inc.  Her duties include customer deposits and check payments recording, accounts receivable, accounts payable and inventory recording, customers’ credit evaluation, employees hiring and termination issues, sales tax filing, payroll tax filing, monthly bank reconciliation, preparing financial statements, performing preparation for annual audit, quarterly review and income tax return filing.  Approximately 50% of Ms.Chung’s time is used to perform her job as the CFO of Sunvalley Solar Inc.

Hangbo (Henry) Yu -- Mr. Yu is our General Manager and a member of our Board of Directors. He has served in these positions since January of 2007 and was the founder of our business. From 2004 through 2006, Mr. Yu was the General Manager and a board member of International Transportation Corp., Canada. He graduated from Beijing University of Aeronautics and Astronautics with a Bachelor’s degree in Structure Design. He has run several startup companies in China and Canada, respectively. Over the past 12 months, Mr. Yu has been working to establish relationships with major solar power equipment manufacturers in China. Mr. Yu is an experienced business and operations manager. He has over 20 years of experience in import-export, logistics, international transportation, solar business operation and solar power system project planning and field managing.

Fang Xu -- Dr. Xu is our Chief Technology Officer.  He has served in this position since July of 2008. From 2005 through June of 2008, he was a staff design engineer at Via Telecom, Inc. He graduated from the Electrical Department of Beijing University in China, has a Masters Degree in Electronics from the University of Alabama, and a PhD in Photonics from the University of California, San Diego. Dr. Xu is currently in charge of our research and development efforts . Dr. Xu has over 13 years of experience in both in academic and industrial environments. Dr. Xu has extensive knowledge in photonics, and optics, as well as micro and nano-scale device processing technologies. In addition, Dr. Xu has hands on experience in making the nano-scale structure that modifies the effective dielectric properties of optical materials. Dr. Xu has been a pioneer in the use polarization selective materials to construction micro and nanoscale diffractive optical elements.

Shirley Liao -- Mrs. Liao is our Director of Administration.  She has served Sunvalley Solar, Inc. in this position since January of 2007. She graduated from Guangxi University in Art and Financial Management. Before moving to the United States, Shirley Liao worked in an international trading company (Audio & Video Company of Guangxi) as an executive management member. While working there, Mrs. Liao acquired experience in international trade as well as general sales management. From 1997 through 1998, she worked at Trust Bank as a Loan Officer. She has also worked at Coldwell Banker George Realty since 2000 as a real estate broker. Through the real estate sales business, she established good relationships with local societies, business owners, banks, builders and government agencies. Her excellent market and sales experiences as well as connections to customers bring an exceptional value to the company. Currently, Mrs. Liao does not spend working hours at Coldwell Banker George Realty. She is a full time employee devoting forty hours per week to Sunvalley Solar, Inc.

Anyork Lee -- Mr. Lee is a member of our Board of Directors.  He graduated from National Taiwan University, Taiwan and got his MBA from California State University, Stanislaus, in 1979. Mr. Lee has extensive connections to various Chinese-American and other organizations and societies. Mr. Lee has been a Director of the Board of Alhambra Medical University since 2005 and served as a Governing Board Member of Walnut Valley from 1997 to 2005. He is the president of CAAM (California Alliance of Acupuncture Medicine), Chairman of Southern California Chapter of APIAPAA (Asian Pacific Island American Public Affair Association), a Planning Committee Member of Susan Samueli Center for Integrative Medicine at University of California, Irvine, a Board Member of the Chinese American Association of Diamond Bar, and a member of the Board of Trustees of Walnut Valley Unified School District. Mr. Lee’s other affiliations include:

Jan. 2008 – present Council of Acupuncture & Oriental Medical Association, President

April 2007 – present Asian Pacific Island American Public Affair Association-

Southern California Chapter, Chair

Jan. 2007 – present Ca. Alliance of Acupuncture Medicine, President Emeritus

Aug. 2005 – present University of California, Irvine, Susan Samueli Center for Integrative Medicine, Planning Committee Member

Oct. 2004 – present DB 4Youth, member Asian American Acupuncture College, San Diego

For the past five years, Mr. Lee has worked as a licensed health practitioner at two private clinics, Dr. Lee Acupuncture and Alhambra Medical University.

Directors

Our bylaws authorize no less than one (1) and no more than twelve (12) directors. We currently have three directors.  Zhijian (James) Zhang, Hangbo (Henry) Yu, and Anyork Lee are our current directors.

All directors hold office for one-year terms until the election and qualification of their successors. Officers are elected by the board of directors and serve at the discretion of the board.

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by the Company to become directors or executive officers other than Shirley Liao and Hangbo (Henry) Yu who are wife and husband.

Committees of the Board

We do not currently have a compensation committee, executive committee, or stock plan committee.

Audit Committee

We do not have a separately-designated standing audit committee. The entire Board of Directors performs the functions of an audit committee, but no written charter governs the actions of the Board when performing the functions of what would generally be performed by an audit committee. The Board approves the selection of our independent accountants and meets and interacts with the independent accountants to discuss issues related to financial reporting. In addition, the Board reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants our annual operating results, considers the adequacy of our internal accounting procedures and considers other auditing and accounting matters including fees to be paid to the independent auditor and the performance of the independent auditor.

Nomination Committee

Our Board of Directors does not maintain a nominating committee. As a result, no written charter governs the director nomination process. Our size and the size of our Board, at this time, do not require a separate nominating committee.

When evaluating director nominees, our directors consider the following factors:

•	The appropriate size of our Board of Directors;
•	Our needs with respect to the particular talents and experience of our directors;
•
The knowledge, skills and experience of nominees, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board;

•	Experience in political affairs;
•	Experience with accounting rules and practices; and
•	The desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board members.

Our goal is to assemble a Board that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the Board may also consider such other factors as it may deem are in our best interests as well as our stockholders. In addition, the Board identifies nominees by first evaluating the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board then identifies the desired skills and experience of a new nominee in light of the criteria above. Current members of the Board are polled for suggestions as to individuals meeting the criteria described above. The Board may also engage in research to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if necessary. The Board does not typically consider shareholder nominees because it believes that its current nomination process is sufficient to identify directors who serve our best interests.

Executive Compensation

Compensation Discussion and Analysis

We presently do not have employment or compensation agreements with any of our named executive officers and have not established any overall system of executive compensation or any fixed policies regarding compensation of executive officers.  Currently, our executive officers receive fixed cash compensation as set forth below.

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to each named executive officer for our last two completed fiscal years for all services rendered to us.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhijian (James) Zhang, President, CEO, and Director	2010 2009	98,500 99,400	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	98,500 99,400
Mandy Chung, CFO, Secretary, and Treasurer	2010 2009	37,500 42,000	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	37,500 42,000
Hangbo (Henry) Yu, General Manager and Director	2010 2009	100,000 96,000	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	100,000 96,000
Fang Xu, CTO	2010 2009	9,300 7,200	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	9,300 7,200
Shirley Liao, Director of Administration	2010 2009	61,502 43,000	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	-0 -0	61,502 43,000
Marco Bastidas, former sole officer	2010 2009	n/a 0	n/a 0	n/a 0	n/a 0	n/a 0	n/a 0	n/a 0	n/a 0

Narrative Disclosure to the Summary Compensation Table

Currently, our executive officers receive fixed cash compensation as set forth in the Summary Compensation Table. We presently do not have employment or compensation agreements with any of our named executive officers and have not established any overall system of executive compensation or any fixed policies regarding compensation of executive officers.

Stock Option Grants

We have not granted any stock options to the executive officers or directors since our inception.

Outstanding Equity Awards At Fiscal Year-end Table

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of our last completed fiscal year.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Shares of Stock That Have Not Vested (#)	Market Value of Shares or Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Shares or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Shares or Other Rights That Have Not Vested (#)
Zhijian (James) Zhang, President, CEO, and Director	-	-	-	-	-	-	-	-	-
Mandy Chung, CFO, Secretary, and reasurer	-	-	-	-	-	-	-	-	-
Hangbo (Henry) Yu, General Manager and Director	-	-	-	-	-	-	-	-	-
Fang Xu, CTO	-	-	-	-	-	-	-	-	-
Shirley Liao, Director of Administration	-	-	-	-	-	-	-	-	-
Marco Bastidas, former sole officer	-	-	-	-	-	-	-	-	-

Compensation of Directors Table

The table below summarizes all compensation paid to our directors for our last completed fiscal year.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Zhijian (James) Zhang	0	-0	-0	-0	-0	-0	-0
Hangbo (Henry) Yu	0	-0	-0	-0	-0	-0	-0
Anyork Lee	0	-0	-0	-0	-0	-0	-0
Marco Bastidas, former director	-	-	-	-	-	-	-

Narrative Disclosure to the Director Compensation Table

We do not currently provide any compensation to directors for their service as directors.

Employment Agreements with Current Management

We do not currently have any employment agreements in place with any of our executive officers.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our capital stock by each executive officer and director, by each person known by us to beneficially own more than 5% of any class of stock and by the executive officers and directors as a group. Except as otherwise indicated, all Shares are owned directly and the percentage shown is based on 803,068,420 shares common stock issued and outstanding as of January 20, 2011.

Title of class	Name and address of beneficial owner (1)	Amount of beneficial ownership	Percent of class
Current Executive Officers & Directors:
Common Stock	Zhijian (James) Zhang 12161 Salix Way San Diego CA 92129	88,075,400 shares	10.97%
Common Stock	Hangbo (Henry) Yu 3309 S. Gauntlet Dr. West Covina, CA 91792	70,621,050 shares	8.79%
Common Stock	Anyork Lee 1050 Yorba Linda Blvd. Placentia, CA 92870	30,664,190 shares	3.82%
Common Stock	Shirley Liao 3309 S Gauntlet Dr. West Covina, CA 91792	17,734,000 shares	2.21%
Common Stock	Mandy Chung 1059 Moreno Way Placentia, CA 92870	6,899,360 shares	0.86%
Common Stock	Fang Xu 11239 Vandemen Way San Diego, CA 92131	127,700 shares	0.02%
Total of All Current Directors and Officers:
Common Stock		214,124,700 shares	26.67%
More than 5% Beneficial Owners
Common Stock	Haibo Yu 38499 Berkeley Common Fremont CA 94536	59,888,520 shares	7.46%

(1)
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

Securities Authorized for Issuance Under Equity Compensation Plans

To date, we have not adopted a stock option plan or other equity compensation plan and have not issued any stock, options, or other securities as compensation.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

In accordance with the provisions in our articles of incorporation, we will indemnify an officer, director, or former officer or director, to the full extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Certain Relationships and Related Transactions

Except as set forth below,none of our directors or executive officers, nor any proposed nominee for election as a director, nor any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to all of our outstanding shares, nor any members of the immediate family (including spouse, parents, children, siblings, and in-laws) of any of the foregoing persons has any material interest, direct or indirect, in any transaction since our incorporation or in any presently proposed transaction which, in either case, has or will materially affect us:

1. We previously borrowed the sum of $100,000 from our President, James Zhang. This loan bore interest at a rate of 6.5% per annum. The principal of $100,000, plus interest of $9,941.44, was repaid in 2010.

2. We previously borrowed the sum of $75,000 from our General Manager, Hangbo (Henry) Yu. This loan also bore interest at a rate of 6.5% per annum. The principal of $75,000, plus interest of $9,205.68, was repaid in 2010.

Director Independence

We are not a “listed issuer” within the meaning of Item 407 of Regulation S-K and there are no applicable listing standards for determining the independence of our directors. Applying the definition of independence set forth in Rule 4200(a)(15) of The Nasdaq Stock Market, Inc., we believe that Anyork Lee is our only independent director.

Available Information

We have filed a registration statement on form S1 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus.  This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits.  Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company.  We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company.  You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C.  Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F Street, N.E. Washington, D.C. 20549.  Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission.  Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 13. Other Expenses Of Issuance And Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$172.76
Federal Taxes	$0
State Taxes and Fees	$0
Listing Fees	$0
Printing and Engraving Fees	$0
Transfer Agent Fees	$500
Accounting fees and expenses	$1,000
Legal fees and expenses	$7,000
Total	$8,672.76

All amounts are estimates, other than the Commission's registration fee.

We are paying all expenses of the offering listed above.  No portion of these expenses will be borne by the selling shareholders.  The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 14. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation.  Our articles of incorporation do not contain any limiting language regarding director immunity from liability.  Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any  director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended (2)
3.2	By-laws (2)
3.3	Certificate of Amendment filed June 22, 2010 (2)
3.4	Articles of Merger filed July 6, 2010 (2)
3.5	Certificate of Change filed August 12, 2010 (2)
3.6	Certificate of Amendment filed January 21, 2011 (2)
5.1	Opinion of Cane Clark LLP, with consent to use (2)
10.1	Drawdown Equity Financing Agreement(1)
10.2	Registration Rights Agreement(1)
10.3	Convertible Promissory Note to Asher Enterprises, Inc. (No. 1) (2)
10.4	Convertible Promissory Note to Asher Enterprises, Inc. (No. 2) (2)
10.5	Premises Lease (2)
10.6	Territory Distribution Contract -- Canadian Solar, Inc. (2)
10.7	Distribution Contract -- CEEG SST (2)
10.8	Distribution Contract -- TianWei SolarFilms Co. (2)
23.1	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Cane Clark LLP (please see Exhibit 5.1) (2)

(1) Previously filed as an Exhibit to the Registration Statement on Form S-1 filed January 26, 2011.

(2) Previously filed as an Exhibit to the Registration Statement on Form S-1/A filed April 15, 2011.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

     (a)  to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (b)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement. ; and

     (c) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any  material change to such information in the registration statement.

2.  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
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3.  To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5. That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act of 1933, and we will be governed by the final adjudication of such issue.

54

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Walnut, State of California, on June 2 , 2011.

SUNVALLEY SOLAR, INC.

By: /s/ James Zhang
James Zhang
President, Chief Executive Officer, and Director
June 2 , 2011

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ James Zhang
James Zhang
President, Chief Executive Officer, and Director
June 2 , 2011

By: /s /Mandy Chung
Mandy Chung
Chief Financial Officer, Principal Accounting Officer, Secretary, and Treasurer
June 2 , 2011

By: /s/ Hangbo (Henry) Yu
Hangbo (Henry) Yu
General Manager, Director
June 2 , 2011

By: /s/ Anyork Lee
Anyork Lee
Director
June 2 , 2011